Exhibit 10.5

CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT

by and among

Eidos Therapeutics, Inc.,

BridgeBio International GmbH,

BridgeBio Europe B.V.,

and

Bayer Consumer Care AG

entered into as of March 1st, 2024

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS	1
Article 2 GOVERNANCE	14
2.1 Formation; Purposes and Principles	14
2.2 Specific Responsibilities	14
2.3 Membership	15
2.4 Meetings; Reports	16
2.5 Decision-Making; Escalation to Senior Officers	16
2.6 Alliance Managers	17
2.7 Sub-Committees	17
2.8 Good Faith	17
2.9 Limitations on Decision-Making	17
Article 3 DEVELOPMENT	18
3.1 Development Diligence; Standards of Conduct	18
3.2 Development Activities	18
3.3 Development of the Licensed Products outside the Licensed Territory	18
3.4 Reporting	18
3.5 Clinical Trial Reporting	19
3.6 Development Records	19
3.7 Subcontracts	19
3.8 Bayer’s Option for Eidos Study Data	19
3.9 Eidos’ Option for Bayer Study Data	20
Article 4 REGULATORY MATTERS	22
4.1 Regulatory Responsibilities	22
4.2 Recalls, Market Withdrawals or Corrective Actions	24
4.3 Reporting Adverse Events	24
Article 5 COMMERCIALIZATION	25
5.1 Commercialization Generally	25
5.2 Commercialization Diligence; Standards of Conduct	25
5.3 Commercialization of Licensed Products in the Licensed Territory	25
5.4 Commercialization Reports	25
5.5 Sales and Distribution	25
5.6 Coordination of Commercialization Activities	25

i

5.7 Cross-Territorial Restrictions	26
5.8 Subcontracts	26
Article 6 SUPPLY	26
6.1 Supply Agreement	26
6.2 Manufacturing Technology Transfer	27
6.3 Subcontracts; Affiliates	27
6.4 Product Tracking	27
6.5 Development Supply	28
Article 7 LICENSES AND EXCLUSIVITY	28
7.1 Licenses to Bayer	28
7.2 Eidos Retained Rights; License to Eidos	28
7.3 Sublicensing	29
7.4 Grant of License to Licensed Product Trademark.	30
7.5 [***]	31
7.6 Negative Covenant	31
7.7 No Implied Licenses	31
7.8 New Know-How and Patent Rights relating to Licensed Product	31
7.9 Eidos In-License Agreements	31
7.10 Technology Transfer	32
7.11 Exclusivity	33
Article 8 FINANCIALS	34
8.1 Upfront Payment	34
8.2 Development and Regulatory Milestone Payments	34
8.3 Sales Milestone Payments	35
8.4 Licensed Product Royalties	35
8.5 Royalty Payments and Reports	37
8.6 Payments; Payment Date	37
8.7 Interest	37
8.8 Other Amounts Payable	37
8.9 Taxes	37
8.10 Foreign Exchange	38
8.11 Financial Records; Audits	39
8.12 Manner and Place of Payment	39
Article 9 INTELLECTUAL PROPERTY	40
9.1 Ownership	40

9.2 Prosecution and Maintenance of the Eidos Patents and Joint Patents	41
9.3 Third Party Infringement	42
9.4 Claimed Infringement	43
9.5 Common Interest	44
9.6 [***]	44
9.7 Prosecution and Maintenance of [***]	44
9.8 Prosecution, Enforcement, and Defense of Licensed Product Trademark	44
9.9 Domain Names	45
Article 10 REPRESENTATIONS AND WARRANTIES	45
10.1 Mutual Representations and Warranties	45
10.2 Representations and Warranties by Eidos	46
10.3 Other Covenants	48
10.4 Disclaimer	49
10.5 No Other Representations or Warranties	49
10.6 Antitrust Filings	49
10.7 Conferred Procedure after the Effective Date	50
Article 11 INDEMNIFICATION	50
11.1 Indemnification by Eidos	50
11.2 Indemnification by Bayer	51
11.3 Indemnification Procedures	51
11.4 Limitation of Liability	51
11.5 Insurance	52
11.6 No Transfer of Employees	52
Article 12 CONFIDENTIALITY	53
12.1 Non-Use and Non-Disclosure	53
12.2 Return of Confidential Information	53
12.3 Permitted Disclosure	53
12.4 Disclosure of Agreement	54
12.5 Protection of Eidos Know How	54
12.6 Publicity; Use of Name and Logo	55
12.7 Publications	55
12.8 Engaging Individuals	55
12.9 Information Security Obligations	56
12.10 Prior Non-Disclosure Agreement	56
12.11 Survival	56

Article 13 TERM AND TERMINATION	57
13.1 Term	57
13.2 Termination Rights of each Party	57
13.3 Termination by Either Party for Breach, Insolvency or Antitrust Filings	57
13.4 Effects of Termination of the Agreement	58
13.5 Alternative Remedy instead of Bayer Termination for Cause	61
13.6 Additional Effects of Expiration	62
13.7 Other Remedies	62
13.8 Rights in Bankruptcy	62
13.9 Survival	62
Article 14 DISPUTE RESOLUTION	63
14.1 Disputes	63
14.2 Arbitration	63
14.3 Governing Law	64
14.4 Award	64
14.5 Injunctive Relief; Remedy for Breach of Exclusivity	64
14.6 Confidentiality	64
14.7 Survivability	65
14.8 Jurisdiction	65
14.9 Patent and Trademark Disputes	65
Article 15 MISCELLANEOUS	65
15.1 Entire Agreement; Amendment	65
15.2 Force Majeure	65
15.3 Notices	66
15.4 Joint Liability of Eidos	66
15.5 No Strict Construction; Headings	66
15.6 Assignment	66
15.7 Further Actions	68
15.8 Compliance with Applicable Law	68
15.9 Data Privacy.	68
15.10 Privacy obligations of Receiving Party	73
15.11 Interpretation	73
15.12 Severability	73
15.13 No Waiver	74
15.14 Affiliates	74

15.15 Relationship of Parties	74
15.16 Counterparts	74

v

Exhibit A – Eidos Patents and Licensed Product Trademarks

Exhibit B – [***]

Schedule 1.47 – Compound

Schedule 1.74 – Existing Agreements

Schedule 2.5 – [***]

Schedule 6.1 – Key Supply Terms

Schedule 7.5 – [***]

Schedule 7.10 – Technology Transfer

Schedule 8.4(c) – [***]

Schedule 9.2 – Bayer Country List

Schedule 10.2(a) – Title; Encumbrances

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of March 1st, 2024 (the “Execution Date”) by and among Eidos Therapeutics, Inc., having its principal place of business at 1800 Owens Street, Suite C-1200, San Francisco, California 94158 U.S.A. (“E-Therapeutics”), BridgeBio International GmbH having its principal place of business at Bahnhofplatz 1, 8001, Zurich, Switzerland (“BBI”), and BridgeBio Europe B.V., having its principal place of business at Weederstein 97, 1083 GG Amsterdam, The Netherlands (“BBE” and collectively with E-Therapeutics and BBI, “Eidos”), on the one hand, and Bayer Consumer Care AG, having its principal place of business at Peter Merian-Strasse 84, 4052 Basel, Switzerland (“Bayer”), on the other hand. Eidos and Bayer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in the Background below shall have the meanings ascribed to such terms in Article 1 or elsewhere in this Agreement.

BACKGROUND

WHEREAS, E-Therapeutics is a biopharmaceutical company that is developing acoramidis as a treatment for transthyretin amyloidosis.

WHEREAS, each of E-Therapeutics, BBE and BBI own certain rights in acoramidis in the Licensed Territory.

WHEREAS, Bayer is a pharmaceutical and biotechnology company with expertise in the research, development, manufacture and commercialization of pharmaceutical products.

WHEREAS, Bayer and Eidos desire to establish a collaboration for the further development and commercialization of the Licensed Product in the Licensed Territory.

WHEREAS, under such collaboration, Bayer shall have the exclusive development (subject to exceptions as set forth below) and commercialization rights in the Field in the Licensed Territory.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1, whether used in the singular or plural form.

1.1 “AAA” has the meaning set forth in Section 14.2.

1.2 “Active Ingredient” or “API” means those clinically active materials that provide pharmacological activity in a pharmaceutical or biologic product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants, or controlled release technologies).

1.3 “Affiliate” means, (a) with respect to Bayer, any Person controlling, controlled by or under common control with Bayer, at the time that the determination of affiliation is made and for as long as such control exists, (b) with respect to each of E-Therapeutics, BBE or BBI, (i) any Person controlled by any of E-Therapeutics, BBE or BBI, respectively, at the time that the determination of affiliation is made and for as long as such control exists, and (ii) BridgeBio Pharma, Inc., (c) with respect to any other Person, any Person controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists. For the purposes of this definition and the definition of “Affiliated Entity” below, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means (i) direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Applicable Laws; provided, however, that such ownership interest provides actual control over such Person), or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, any company in which BridgeBio Pharma, Inc. has a direct or indirect controlling financial interest shall not be deemed to be an Affiliate of Eidos solely due to such controlling financial interest.

1.4 “Affiliated Entity” means, with respect to each of E-Therapeutics, BBE, BBI or BridgeBio Pharma, Inc., any Person controlling or under common control with E-Therapeutics, BBE, BBI or BridgeBio Pharma, Inc., respectively, at the time that the determination of affiliation is made and for as long as such control exists. For the avoidance of doubt, any company in which BridgeBio Pharma, Inc. has a direct or indirect controlling financial interest shall be deemed to be an Affiliated Entity of each of E-Therapeutics, BBE, BBI or BridgeBio Pharma, Inc.

1.5 “Agreement” has the meaning set forth in the preamble to this Agreement.

1.6 “Alliance Manager” has the meaning set forth in Section 2.6(a).

1.7 “Ancillary Agreement” means the Pharmacovigilance Agreement or the Supply Agreement.

1.8 “Antitrust Authority” means any Regulatory Authority in the Licensed Territory having jurisdiction to review the transaction contemplated by this Agreement specifically under merger control rules.

1.9 “Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations (including cGCP, cGLP and cGMP), guidelines or other requirements of Governmental Authorities, including Regulatory Authorities, which may be in effect from time to time, including anti-corruption laws, or any judgments or ordinances of any court or any subpoena of a competent court, in each case having effect from time to time in applicable territory.

1.10 “Arbitral Tribunal” has the meaning set forth in Section 14.2(a)(ii).

1.11 “ATTR-CM” means transthyretin amyloid cardiomyopathy.

1.12 “Auditor” has the meaning set forth in Section 8.11(c).

1.13 “Bankrupt Party” has the meaning set forth in Section 13.8.

1.14 “Bankruptcy Code” has the meaning set forth in Section 13.3(c).

1.15 “Bayer” has the meaning set forth in the preamble to this Agreement.

1.16 “Bayer Country List” has the meaning set forth in Section 9.2(a).

1.17 “Bayer Indemnitees” has the meaning set forth in Section 11.1.

1.18 “Bayer In-License Agreement” has the meaning set forth in Section 7.9.

1.19 “Bayer Joint Invention Patent(s)” has the meaning set forth in Section 9.1(c).

1.20 “Bayer New Indication” has the meaning set forth in Section 3.9.

1.21 “Bayer Party” means Bayer, its Sublicensee(s) and any of Bayer’s or its Sublicensee’s(s’) Affiliates.

1.22 “Bayer Patents” has the meaning set forth in Section 9.1(b).

1.23 “Bayer Proposed Study” has the meaning set forth in Section 3.9.

1.24 “Bayer Right of Reference License” has the meaning set forth in Section 3.8.

1.25 “Bayer Sole Inventions” has the meaning set forth in Section 9.1(b).

1.26 “Bayer Study Data” has the meaning set forth in Section 3.9.

1.27 “Bayer Study Data Option” has the meaning set forth in Section 3.9.

1.28 “Bayer Study Notice” has the meaning set forth in Section 3.9.

1.29 “Bayer Technology” means all Patents (including [***]) and Know-How related to any composition of matter or method of treatment or use of Compound or Licensed Product as well as all Know-How related to methods of Manufacturing the Compound or Licensed Product, in each case (a) Controlled by a Bayer Party and (b) conceived, discovered, developed or otherwise made in the course of Exploiting the Licensed Products, solely by or on behalf of Bayer (or its Affiliates, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents).

1.30 “Bayer Wave Design” means [***].

1.31 “BBE” has the meaning set forth in the preamble to this Agreement.

1.32 “BBI” has the meaning set forth in the preamble to this Agreement.

1.33 “Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in Basel, Switzerland, or (c) a bank or other public holiday in San Francisco, California.

1.34 “Calendar Quarter” means each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.35 “Calendar Year” means the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.36 “[***]” has the meaning set forth in Section 6.1.

1.37 “Change of Control” has the meaning set forth in Section 7.11(c).

1.38 “Claim” has the meaning set forth in Section 11.3.

1.39 “Clinical Trial” means any human clinical trial of a Licensed Product.

1.40 “Co-Commercialization Partner” has the meaning set forth in Section 7.3(a)(i).

1.41 “Collaboration In-License Agreement” has the meaning set forth in Section 7.9(b).

1.42 “Combination Licensed Product” means a product for use in the Field sold in a single stock keeping unit (SKU) for a single selling price, wherein such product contains one or more Compound(s) or Licensed Product(s) as an Active Ingredient, in combination with one or more [***]. A Combination Licensed Product is deemed included within Licensed Product, when that defined term is used herein.

1.43 “Commercial Update” means a high-level written summary of material updates with respect to Bayer’s sales and marketing activities with respect to the Licensed Product (including [***]).

1.44 “Commercialization” means the (a) marketing, promotion, detailing, sale and booking of sales (with respect to booking of sales, in the case of Bayer, in the Licensed Territory following the Transition Date), distribution, offer for sale, sampling, export for use, sale or distribution and import for use, sale or distribution of a Licensed Product in the Licensed Territory, or (b) performance of any activities affecting the Commercialization Plan. Commercialization shall include, with respect to a Licensed Product, the activities relating to (i) marketing and promotion (ii) market research matters including revenue forecasting, market landscape/situational analyses, competitive intelligence, material testing, dashboard reporting, health economics/value proposition, branding and communications plans, and pricing strategy, (iii) field force matters, including field force training, field operations, performance metrics/reporting, field force sizing and alignment, key customer development, and professional education in the Licensed Territory (to the extent not performed by field representatives), including launch meetings, (iv) health services matters, (v) market access and patient support services, and (vi) medical liaison activities. “Commercialize” has a correlative meaning to Commercialization.

1.45 “Commercialization Plan” has the meaning set forth in Section 5.3.

1.46 “Commercially Reasonable Efforts” means, with respect to the performance of an obligation under this Agreement, such level of efforts and resources consistent with the efforts Bayer or Eidos, as applicable, devotes to a similar obligation at the same stage of research, development or commercialization, as applicable, for its own internally developed pharmaceutical products in a similar area with similar market potential, at a similar stage of their product life, taking into account with respect to a product any issues of patent coverage, safety and efficacy, product profile, the existence of other competitive products in the market place or under development and the likely timing of the product(s) entry into the market, the proprietary position of the product, the regulatory environment involved (including pricing effects), the anticipated profitability of the product and other relevant scientific, technical, economic and commercial factors, including [***] payments required to be made by a Party to the other Party pursuant to this Agreement. It is understood that such level of efforts or resources may change from time to time based upon changing scientific, business and marketing and return on investment considerations.

1.47 “Compound” means acoramidis, also known as AG10, as set forth on Schedule 1.47.

1.48 “Confidential Information” means any and all confidential or proprietary information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates or its Affiliated Entities (“Disclosing Party”) to the other Party or its Affiliates or its Affiliated Entities (“Receiving Party”) in accordance with this Agreement. Confidential

Information shall not include any information, data or know-how to the extent the Receiving Party can demonstrate through competent evidence that such information:

(a) was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates or its Affiliated Entities;

(b) was already known to the Receiving Party or its Affiliates or its Affiliated Entities prior to its receipt from the Disclosing Party;

(c) is obtained by the Receiving Party at any time lawfully from a Third Party under circumstances permitting its use or disclosure; or

(d) is developed independently by or on behalf of the Receiving Party or its Affiliates or its Affiliated Entities without use of, reference to or reliance upon any Confidential Information of the Disclosing Party.

The terms of this Agreement shall be considered Confidential Information of the Parties.

1.49 “Control” means (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patents or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patents or Know-How, and (b) with respect to proprietary materials, including Regulatory Materials, Regulatory Approvals or the Compound, the possession by a Party of the ability to supply such item to the other Party as provided herein, in each case of (a) and (b) without violating the terms of any agreement or arrangement between such Party and any other party [***], except for (i) the [***] and any other agreements under which Eidos has acquired prior to the Effective Date rights under Patents and Know-How that are necessary or reasonably useful for the Exploitation of the Compound or Licensed Products in the Field and (ii) that which Eidos or its Affiliates in-licenses after the Effective Date and under which Bayer elects to take a sublicense and agrees to make the payments pursuant to Section 7.9 which shall be considered under the Control of Eidos or its Affiliates.

1.50 “Cover” means (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the Exploitation of a given compound, formulation, process or product would infringe a Valid Claim in the absence of a license under or ownership in the Patent rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.51 “Development” means to engage in research and development activities, including preclinical studies or Clinical Trials or activities that relate to obtaining, maintaining or expanding Regulatory Approval of a Compound or Licensed Product for one or more Indications, to CMC development (such as developing the process for the Manufacture of clinical and commercial quantities of a Compound and Licensed Product). This includes (i) the conduct of Nonclinical Studies and Clinical Trials (including any Phase 4/post-launch Clinical Trials), (ii) the preparation, submission, review and development of data or information in support of a submission to a Regulatory Authority in the Licensed Territory to obtain, maintain or expand Regulatory Approval of a Compound or Licensed Product, as applicable, including the services of outside advisors in connection therewith, including outside counsel and regulatory consultants, and (iii) medical affairs activities, but excludes (A) Commercialization, (B) the Manufacture and accumulation of commercial inventory of a Compound or Licensed Product, and (C) medical liaison activities. “Develop” has a correlative meaning.

1.52 “Domain Names” has the meaning set forth in Section 9.9.

1.53 “E-Therapeutics” has the meaning set forth in the preamble to this Agreement.

1.54 “Effective Date” means the date that all necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by the German Antitrust Authority to the completion of the transactions contemplated by this Agreement, shall have been received, authorized, permitted or expired or have been terminated (the “Clearance”); provided, however, that on or before the date of such Clearance no Antitrust Authority has formally and in writing commenced proceedings for the purpose of reviewing the transactions contemplated by this Agreement under applicable merger control rules (a “Conferred Procedure”) (for the avoidance of doubt, general inquiries by any such Antitrust Authority shall not constitute a Conferred Procedure while a written request by such Antitrust Authority not to implement the completion of the transaction shall constitute a Conferred Procedure) in which case “Effective Date” shall mean the date (i) that the respective Antitrust Authority announces the withdrawal of its intention to commence a Conferred Procedure or otherwise confirms that it does not intend to carry out an investigation into the transactions contemplated by this Agreement or (ii) that the respective Antitrust Authority grants Clearance in the course of the Conferred Procedure. For the avoidance of doubt, should any Antitrust Authority announce its intention to commence a Conferred Procedure after occurrence of the Effective Date as per the previous sentence of this Section 1.54, such Effective Date shall remain unaffected and Section 10.7 shall apply.

1.55 “Eidos” has the meaning set forth in the preamble to this Agreement.

1.56 “Eidos Claims” has the meaning set forth in Section 11.2.

1.57 “Eidos In-License Agreement” has the meaning set forth in Section 7.9.

1.58 “Eidos Indemnitees” has the meaning set forth in Section 11.2.

1.59 “Eidos Joint Invention Patent(s)” has the meaning set forth in Section 9.1(c).

1.60 “Eidos Know-How” means any and all Know-How (subject to Section 3.8), whether patentable or not, that is Controlled by Eidos or Eidos Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Exploitation of the Compound (but not any other compound) or Licensed Products (but not any Active Ingredient comprised within a Licensed Product other than the Compound) in the Field. For clarity, Eidos Know-How includes Eidos Sole Inventions.

1.61 “Eidos New Indication” has the meaning set forth in Section 3.8.

1.62 “Eidos Patents” means all Patents that are Controlled by Eidos or Eidos Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Exploitation of the Compound (but not any other compound) or Licensed Products (but not any Active Ingredient comprised within a Licensed Products other than the Compound) in the Field. Exhibit A includes the Eidos Patents that are Controlled (via ownership or exclusive license) by Eidos in the Licensed Territory and that exist as of the Execution Date.

1.63 “Eidos Proposed Study” has the meaning set forth in Section 3.8.

1.64 “Eidos Right of Reference License” has the meaning set forth in Section 3.9.

1.65 “Eidos Sole Inventions” has the meaning set forth in Section 9.1(b).

1.66 “Eidos Study Data” has the meaning set forth in Section 3.8.

1.67 “Eidos Study Data Option” has the meaning set forth in Section 3.8.

1.68 “Eidos Study Notice” has the meaning set forth in Section 3.8.

1.69 “Eidos Technology” means collectively, the Eidos Patents, Eidos Know-How and Eidos’ interest in Joint Inventions and Joint Patents.

1.70 “EMA” means the European Medicines Agency or its successor.

1.71 “EU” means all of the European Union member states as of the applicable time during the Term.

1.72 “Execution Date” has the meaning set forth in the preamble to this Agreement.

1.73 “Executive Officer” means (a) in the case of Eidos, [***] and (b) in the case of Bayer, [***], in each case of (a) and (b), or any other senior management representative elected by the relevant Party with prior written notice to the other Party.

1.74 “Existing Agreement(s)” means those agreements listed in Schedule 1.74 hereto.

1.75 “Exploit” means, to Develop, have Developed, register, use, Manufacture, have Manufactured, Commercialize and have Commercialized. “Exploitation” and “Exploiting” have a correlative meaning.

1.76 “FDA” means the United States Food and Drug Administration or its successor.

1.77 “FDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.78 “Field” means [***].

1.79 “First Commercial Sale” means, with respect to a Licensed Product and a country, the first invoiced sale by a Bayer Party to a Third Party of such Licensed Product in such country after all required Regulatory Approvals have been obtained in such country. For clarity, supply of Licensed Product as samples or to patients for compassionate use, named patient use, Clinical Trials or other similar purposes shall not be considered a First Commercial Sale.

1.80 “Funding Agreements” means the agreements listed in Schedule 10.2(a), each as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

1.81 “GDPR” has the meaning set forth in Section 15.9(a)(i).

1.82 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.83 “Human Data” has the meaning set forth in Section 15.9(a)(iii).

1.84 “ICMJE” has the meaning set forth in Section 3.5.

1.85 “In-License Agreement” has the meaning set forth in Section 7.9.

1.86 “IND” means (a) an Investigational New Drug Application as defined in the FDCA and applicable regulations promulgated thereunder by the FDA, or (b) in the European Union, a Clinical Trial Application (CTA), or (c) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.87 “Indemnified Party” has the meaning set forth in Section 11.3.

1.88 “Indemnifying Party” has the meaning set forth in Section 11.3.

1.89 “Indication” means a separate and distinct disease or medical condition (a) for which the Licensed Product is indicated for treatment, prevention or diagnosis and (b) that is described in the Licensed Product’s label as required by the Regulatory Approval granted by the applicable Regulatory Authority.

1.90 “Infringement” has the meaning set forth in Section 9.3(a).

1.91 “Infringement Action” has the meaning set forth in Section 9.3(b).

1.92 “Infringement Claim” has the meaning set forth in Section 9.4.

1.93 “Initiation” or “Initiates” means with respect to a Clinical Trial of a product, the administration of the first dose of such product (or, if applicable, the first dose of a comparator product or placebo, whichever comes first) to the first patient or subject in such Clinical Trial.

1.94 “Invention” means any invention, development, or discovery, whether or not patentable, that is developed, created, conceived, or reduced to practice by or on behalf of either Party or their respective Affiliates.

1.95 “Joint Invention” has the meaning set forth in Section 9.1(c).

1.96 “Joint Invention Patent(s)” has the meaning set forth in Section 9.1(c).

1.97 “Joint Patent(s)” has the meaning set forth in Section 9.1(c).

1.98 “JSC” has the meaning set forth in Section 2.1.

1.99 “Key Indication” means [***].

1.100 “Know-How” means any proprietary and confidential data, results, and information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, Inventions, discoveries, developments, specifications, formulations, formulae, articles of manufacture, materials (including biological or chemical) or compositions of matter of any type or kind, software, algorithms, marketing reports, pricing and distribution costs, forecasts, strategies, plans, clinical and Nonclinical Study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures, dosage regimens; in each case, whether or not patentable or copyrightable.

1.101 “Knowledge” means, with respect to a Party, the actual knowledge of such Party or any of its Affiliates with respect to such fact or matter after having conducted reasonable inquiries.

1.102 “Licensed Product” means any product containing the Compound as an Active Ingredient, in any dosage form or formulation, either alone or in combination with other Active Ingredients. For clarity, Licensed Product includes Combination Licensed Product.

1.103 “Licensed Product Trademarks” means the Trademark(s) used or anticipated to be used by a Party or its Affiliates or its Third Party licensees (in the case of Eidos) or Sublicensees (in the case of Bayer) for the Exploitation of Licensed Products (a) in the case of Eidos, in countries outside of the Licensed Territory and (b) in the case of Bayer, in the Licensed Territory, in each case of (a) and (b), and any registrations thereof or any pending applications relating thereto with any Governmental Authority.

1.104 “Licensed Territory” means all member states of the European Union and all member and extension states of the European Patent Organization as of the Effective Date, including Albania, Austria, Belgium, Bulgaria, Bosnia-Herzegovina, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Montenegro, The Netherlands, North Macedonia, Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey and the UK.

1.105 “MAA” means an application for Regulatory Approval to place a medical product on the market, including, in the United States, a New Drug Application (as defined in the FDCA and the regulations promulgated thereunder (21 CFR 314)), in the European Union, a Marketing Authorization Application, or, in any other jurisdiction, a comparable filing, and, in each case, any amendments and supplements thereto.

1.106 “Manufacture” means, with respect to a Compound or Licensed Product, those operations required to manufacture, test, release, handle, package, store and destroy such Compound or Licensed Product, including validation, qualification and audit of clinical and commercial manufacturing facilities, bulk production and fill/finish work, related quality assurance technical support activities, and support preparation of the chemistry, manufacturing and controls sections of any Regulatory Materials or Regulatory Approval, and including, in the case of a clinical or commercial supply of such Licensed Product, the synthesis, manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such Licensed Product. “Manufacturing” has a correlative meaning.

1.107 “Manufacturing Patent” means any Patents related to methods of Manufacturing Compound or Licensed Product (a) Controlled by a Bayer Party and (b) conceived, discovered, developed or otherwise made in the course of Exploiting the Compound or Licensed Products, solely by or on behalf of Bayer (or its Affiliates, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents).

1.108 “[***]” has the meaning set forth in Section 3.2.

1.109 “Material Safety Risk” has the meaning set forth in Section 2.5(a)(ii).

1.110 “Net Receipts” means all money paid to a Bayer Party by a Third Party granted a compulsory license in accordance with Section 8.4(c)(iv), including licensing fees, upfront and milestone payments, and royalties, less any tax related to such amounts.

1.111 “Net Sales” means, for any period of determination, the gross amount invoiced for sales of the Licensed Product by Bayer, its Affiliates or any Sublicensee from the sale of the Licensed Product to Third Parties in the Licensed Territory in that period, reduced by the following, in each case, without duplication and solely to the extent actually incurred or accrued in accordance with standard accounting policies consistently applied, and not reimbursed by any such Person:

(a) [***];

(b) tariffs, duties, excises, value added tax and other sales taxes imposed upon and paid with respect to the sale, transportation, delivery, use, exportation, or importation of the Licensed Product; [***]

(c) [***];

(d) a [***] percent ([***]%) lump sum of [***] to cover transportation, freight, insurance, distribution, shipping, packaging and handling costs related to the Licensed Product;

(e) a [***] percent ([***]%) lump sum of [***] to cover bad debt charges related to the Licensed Product;

(f) allowances or credits to customers [***];

(g) rebates, discounts, or chargebacks [***] with respect to the Licensed Product; and

(h) discounts [***] with respect to the Licensed Product;

provided, however, that in no event shall the foregoing reductions (other than those under (d) and (e) above) result in Net Sales of a Licensed Product being less than reported revenue of such Licensed Product.

For the avoidance of doubt, Net Sales shall not include any Licensed Product given away free of charge in connection with any named patient sales, early access programs or temporary authorization for use.

All of the foregoing elements of Net Sales calculations will be determined on an accrual basis in accordance with standard accounting policies consistently applied in accordance with the accounting practices of Bayer, its Affiliates or any Sublicensee.

In the event that a Licensed Product is sold in the form of a Combination Licensed Product, then, for the purpose of calculating royalties due, Net Sales will be adjusted by multiplying by the fraction [***].

If, on a country-by-country basis, the other components in the combination are not sold separately in that country, Net Sales will be adjusted by multiplying by the fraction [***]. In each case, the gross per unit invoice price shall be those applicable [***] or, if sales of both the Licensed Product and the other product(s) did not occur [***], then [***]. If, on a country-by-country basis, neither the Licensed Product nor the other components of the Combination Licensed Product are sold separately in such country, then the fraction by which the Net Sales value shall be multiplied shall be determined between the Parties in good faith.

1.112 “New Licensed Product Trademark” has the meaning set forth in Section 7.4(d).

1.113 “Nonclinical Studies” means all non-human studies, including preclinical studies and toxicology studies (including animal studies), of Licensed Products.

1.114 “[***]” or “[***]” means [***]

1.115 “Other Program” has the meaning set forth in Section 7.11(b).

1.116 “Other Recipients” has the meaning set forth in Section 12.3(c).

1.117 “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

1.118 “Party Vote” has the meaning set forth in Section 2.5.

1.119 “Patent” means (a) a national, regional or international U.S. or foreign patent, patent application, utility model, design patent or design right or related application, including a priority application, (b) any additions, priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing and (c) all patents issuing on any of the foregoing patent applications, together with all Invention certificates, substitutions, reissues, reexaminations, registrations, supplementary protection certificates, confirmations, renewals and extensions of any of clauses (a), (b) or (c), and U.S. or foreign counterparts of any of the foregoing.

1.120 “Patent Challenge” has the meaning set forth in Section 13.2(b)(i).

1.121 “PCT” has the meaning set forth in Section 9.1(c).

1.122 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.123 “Pharmacovigilance Agreement” has the meaning set forth in Section 4.3.

1.124 “Pricing and Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product shall be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the Licensed Territory.

1.125 “Pricing Matters” means all issues and decisions regarding price, price terms and other contract terms with respect to Licensed Product sales, including discounts, rebates, other price concessions and service fees to payors and purchasers. For clarity, “Pricing Matters” includes all financial issues and financial decisions with respect to contracting with managed care entities, hospitals, pharmacies, group purchasing organizations, pharmacy benefit managers, and government, and specifically includes issues and decisions about the offer of discounts or rebates for formulary placement for Licensed Products.

1.126 “Program Transition Agreement” has the meaning set forth in Section 13.4(j).

1.127 “Promotional Materials” has the meaning set forth in Section 7.4(c).

1.128 “Public Communication” means any communication by a Party, whether made in writing, orally or in any other form, (i) which is directed to the general public, media, analysts, investors, attendees of industry conferences or financial analyst calls or similar audiences (including press releases, statements in promotional material, on internet sites or in investor relations material and any written or oral response to media inquiries or to questions in shareholder meetings or financial analyst calls) (ii) which refers to the transactions contemplated under this Agreement (including signing of this Agreement, achievement of milestones, outcome of clinical trials, grant of Regulatory Approvals or launch of a Licensed Product, sales figures and Development of the relevant markets, but excluding, for the sake of clarity, promotional claims regarding any Compound or Licensed Product), and (iii) which does not qualify as a Scientific Communication.

1.129 “Publishing Party” has the meaning set forth in Section 12.7(a).

1.130 “Qualified Assignment” has the meaning set forth in Section 15.6(a).

1.131 “Regulatory Approval” means any approval, license, registration or authorization necessary for the marketing and sale of a Licensed Product for one or more Indications in the Field and in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any Pricing and Reimbursement Approvals.

1.132 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting approvals for an IND, for the Manufacturing or marketing of a Licensed Product, Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Pricing and Reimbursement Approval of a Licensed Product in such country or regulatory jurisdiction, including (a) the FDA, (b) the EMA, and (c) the European Commission, in each case, or its successor.

1.133 “Regulatory Exclusivity” means, with respect to a particular country or regulatory jurisdiction, any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patent rights, including pediatric exclusivity and orphan drug exclusivity.

1.134 “Regulatory Interactions” has the meaning set forth in Section 4.1(b)(vi).

1.135 “Regulatory Materials” means any filing, application or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including applications for Regulatory Approvals and INDs or their equivalents in any jurisdiction, and all material written correspondence or written communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to the Compound or the Licensed Product.

1.136 “Reversion License” has the meaning set forth in Section 13.4(b)(i).

1.137 “Reversion Product” has the meaning set forth in Section 13.4(b)(i).

1.138 “[***]” has the meaning set forth in Section 6.1.

1.139 “[***]” has the meaning set forth in Section 6.1.

1.140 “Royalty Term” has the meaning set forth in Section 8.4(b).

1.141 “Rules” has the meaning set forth in Section 14.2.

1.142 “SCC” has the meaning set forth in Section 15.9(b)(ii).

1.143 “Scientific Communication” means any communication by a Party (including documents, posters, manuscripts and abstracts), whether made in writing, orally or in any other form, (a) which is directed to the general public, the scientific community, physicians, attendees of industry conferences or similar audiences, (b) which is of a purely scientific or medical nature and does not qualify as promotional material under Applicable Laws, and (c) which includes any data or results of any Clinical Trial or any other information regarding or related to the Compound or Licensed Product.

1.144 “Securitization Transaction” has the meaning set forth in Section 15.6(c).

1.145 “Sole Inventions” has the meaning set forth in Section 9.1(b).

1.146 “Solvent” has the meaning set forth in Section 15.6.

1.147 “Stanford” has the meaning set forth in Section 7.5(a).

1.148 “Stanford Agreement” has the meaning set forth in Section 7.5(a).

1.149 “Sub-Committee” has the meaning set forth in Section 2.7.

1.150 “Sublicense Agreement” has the meaning set forth in Section 7.3(b).

1.151 “Sublicensee” means any Third Party granted a sublicense by a Party under the rights licensed to such Party pursuant to Article 7 hereof.

1.152 “Supplementary Protection Certificate” or “SPC” means an extension of a Patent in the European Union as provided in the EU Regulation 469/2009 or, in any other jurisdiction, a comparable Patent extension.

1.153 “Supply Agreement” has the meaning set forth in Section 6.1.

1.154 “[***]” means, with respect to [***] and on a country-by-country basis, a [***] product that is marketed for sale by a Third Party and has been granted Regulatory Approval for the Key Indication or for any other indication in which any Bayer Party Exploits Licensed Products and that: (a)(i) [***] (regardless of the dosage and formulation of such product); and (ii) is approved for use in such country by a Regulatory Authority pursuant to [***], or any enabling legislation thereof in such country, or pursuant to any [***] route of approval in such country; or (b) is approved for use in such country by a Regulatory Authority through a regulatory pathway [***].

1.155 “Term” has the meaning set forth in Section 13.1.

1.156 “Termination for Cause” has the meaning set forth in Section 13.5.

1.157 “Termination Notice Period” has the meaning set forth in Section 13.4(c).

1.158 “Third Party” means any entity other than a Bayer Party or Eidos or its Affiliates or its Affiliated Entities.

1.159 “Third Party Acquisition” has the meaning set forth in Section 7.11(b).

1.160 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.

1.161 “Trademark Guidelines” has the meaning set forth in Section 7.4(c).

1.162 “Transfer of Undertaking” has the meaning set forth in Section 11.6(b).

1.163 “Transition Date” means [***].

1.164 “Transition Plan” has the meaning set forth in Section 5.1.

1.165 “U.S.” means the United States of America (including all possessions and territories thereof).

1.166 “UK” means the United Kingdom (including all possessions and territories thereof).

1.167 “UK GDPR” has the meaning set forth in Section 15.9(a)(i).

1.168 “UK IDTA” has the meaning set forth in Section 15.9(b)(v)(C).

1.169 “Valid Claim” means, with respect to a particular country, a claim in any (a) unexpired and issued Patent (or any Patent term extensions or Supplementary Protection Certificates thereof) that has not been irretrievably lapsed or been abandoned, disclaimed, permanently revoked, dedicated to the public or held invalid, unenforceable or not patentable by a final non-appealable decision of a court of competent jurisdiction or government agency, or (b) pending Patent application being prosecuted in good faith and has been pending for no more than [***] from the earliest priority date; provided that, if a claim ceases to be a Valid Claim by reason of foregoing subclause (b), then such claim will again be deemed a Valid Claim in the event such claim subsequently issues prior to the end of the Royalty Term in such country.

1.170 “Withholding Action” has the meaning set forth in Section 8.9(c).

Article 2

GOVERNANCE

2.1 Formation; Purposes and Principles. No later than [***] after the Execution Date, Eidos and Bayer will form a joint steering committee (the “JSC”) to facilitate information sharing between the Parties, and coordinate Regulatory Interactions, Commercialization, Manufacture and further Development of Compound or Licensed Products, as well as to oversee such Regulatory Interactions, Commercialization, Manufacture and further Development of Compound or Licensed Products in the Licensed Territory. The JSC shall exist during the Term unless dissolved earlier by mutual agreement of the Parties or dissolved in accordance with Section 13.5(b).

2.2 Specific Responsibilities. In addition to its overall responsibility to coordinate and to facilitate information sharing between the Parties with respect to the Exploitation of Compounds or Licensed Products, the JSC will:

(a) review and discuss any Eidos Proposed Studies and Bayer Proposed Studies;

(b) decide on any proposed material changes to Eidos Proposed Studies after exercise of the Eidos Study Data Option by Bayer and to Bayer Proposed Studies after exercise of the Bayer Study Data Option by Eidos;

(c) share information with respect to [***];

(d) share information, discuss and coordinate, and decide in case of any [***] raised pursuant to Section 3.2, with respect to [***] by Bayer Parties in the Licensed Territory and by Eidos, its Affiliates and its Sublicensees outside the Licensed Territory;

(e) share information, discuss and coordinate, and decide in case of any [***] raised pursuant to Section 3.2, with respect to regulatory strategies for Licensed Products, including responses to Request for Information (RfI) from Regulatory Authorities, label optimization for Licensed Products and any post-approval requirements relating to MAAs for Licensed Products within or outside the Licensed Territory;

(f) share information, discuss and decide a joint approach of entering into an In-License Agreement pursuant to Section 7.9(a);

(g) share information, discuss and coordinate a joint approach with respect to contract manufacturers for Licensed Products or components thereof pursuant to Section 6.1;

(h) review, discuss and serve as a forum for the sharing of information, between the Parties, that is reasonably necessary or useful for the JSC to perform its responsibilities under this Section 2.2;

(i) attempt to resolve in the first instance all matters between the Parties that fall within the JSC’s authority and are in dispute, including matters presented to it by any Sub-Committee, in accordance with Section 2.5 and Article 14;

(j) establish Sub-Committees as are required for properly exchanging on, reviewing and coordinating, the matters specified under Section 2.7 and establish any other Sub-Committees as it deems necessary to achieve the objectives and intent of this Agreement, as well as decide on delegating, or withdrawing any former delegation, of responsibilities and decision-making authority that the JSC has under this Section 2.2 to any such Sub-Committee after prior consultation of the Sub-Committee; and

(k) perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed in writing by the Parties.

2.3 Membership. The JSC will be composed of a total of [***] representatives of each Party plus its respective Alliance Manager as non-voting member, which will be appointed by each of Eidos and Bayer, respectively. The JSC may change its size from time to time by mutual, unanimous consent of its members, provided that the JSC shall consist at all times of an equal number of representatives of each of Eidos and Bayer. Each individual appointed by a Party as a representative to the JSC will be an employee of such Party or its respective Affiliates (or with respect to Eidos, [***]) with sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities, and have knowledge and expertise in the Development or Exploitation of compounds and products for the treatment of cardiovascular disease in humans or the manufacture of pharmaceutical agents or products. For clarity, E-Therapeutics’ employees in the United States are employees of an Affiliated Entity, BridgeBio Services, Inc. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party’s co-chairperson. The JSC will be co-chaired by one designated representative of each Party. Each co-chairperson will alternate being responsible for each meeting for (a) calling and conducting such meeting, (b) preparing and circulating an agenda in advance of such meeting; provided, however, that the applicable co-chairperson will include any agenda items proposed by either Party on such agenda, (c) preparing minutes of such meeting that reflect the material decisions made and action items identified at such meeting promptly thereafter, and (d) sending draft meeting minutes to each member of the JSC for review and approval within [***] after such meeting. The tasks under (a) to (d) may be delegated to the Alliance Managers. Meeting minutes issued in accordance with clause (d) of this Section 2.3 will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within [***] of receipt. The co-chairpersons will work cooperatively and in good faith to resolve any such objection promptly. Each JSC representative will be subject to confidentiality obligations no less stringent than those in Article 12.

2.4 Meetings; Reports. The JSC will hold meetings [***] per [***] during the Term, unless the Parties mutually agree in writing to a different frequency and provided that each Party can ask for an ad-hoc meeting on business-critical matters, [***]. No later than [***] prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the applicable co-chairperson will prepare and circulate an agenda for such meeting. Either Party may also call a special meeting of the JSC by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the applicable co-chairpersons of the JSC and the Alliance Managers to provide the members of the JSC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person or by audio or video conference as its representatives may mutually agree. Other representatives of the Parties, their Affiliates, or Third Parties involved in the Exploitation of the Licensed Products may be invited by the members of the JSC to attend meetings as non-voting observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth in Article 12; and provided further, however, that such other representatives shall be excluded from any portion of a meeting and from receipt of related materials or information upon the reasonable request of a Party or its co-chairperson. No action taken at a meeting will be effective unless at least one representative of each Party (which representative is not such Party’s Alliance Manager) is present or participating. Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of the JSC for which reasonable advance notice was provided. Costs incurred by each Party in connection with its participation at any meetings of the JSC shall be borne solely by such Party.

2.5 Decision-Making; Escalation to Senior Officers. The Parties will endeavor in good faith and in compliance with this Agreement to reach unanimous agreement with respect to all matters within the JSC’s authority. [***]. Should the JSC not be able to reach agreement with respect to a matter at a duly called meeting of the JSC, either Party may refer such matter to the Executive Officers for resolution in accordance with Section 14.1, and the Executive Officers will attempt to resolve the matter in good faith (subject only to, in the case of Bayer, approval of the applicable management board, if required). If the Executive Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then:

(a) Bayer will have the final decision-making authority [***]; and

(b) Eidos will have the final decision-making authority [***];

(c) with respect to all other such matters (including delegation of decision-making authority to Sub-Committees), the status quo with respect to any such matter will remain unchanged until the Parties mutually otherwise agree.

2.6 Alliance Managers.

(a) Appointment. Each Party will appoint a person to oversee interactions between the Parties for all matters related to the Exploitation of Licensed Products between meetings of the JSC (each, an “Alliance Manager”). The Alliance Managers will have the right to attend all meetings of the JSC as non-voting participants, may bring to the attention of the JSC any matters or issues either Alliance Manager reasonably believes should be discussed, and will have such other responsibilities as the Parties may mutually agree in writing. Each Party may replace its Alliance Manager at any time by providing notice in writing to the other Party.

(b) Responsibility. The Alliance Managers will have the responsibility of creating and maintaining a constructive work environment within the JSC and between the Parties for all matters related to this Agreement. Without limiting the generality of the foregoing, each Alliance Manager will:

(i) provide a single point of communication within the Parties’ respective organizations and between the Parties with respect to this Agreement;

(ii) coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(iii) take such other steps as may be required to ensure that meetings of the JSC occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including working with the co-chairpersons with respect to the giving of proper notice, the preparation and circulation of agendas and the preparation and approval of minutes as described under Section 2.3) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.7 Sub-Committees. The JSC will form and establish sub-committees or working groups as may be necessary or desirable to facilitate the work or support and inform the decision-making of the JSC under this Agreement (each such sub-committee, a “Sub-Committee”). [***] The JSC will, without undue delay, and in no event later than [***] after the Execution Date establish suitable Sub-Committees to appropriately handle [***]. If the JSC cannot agree within such period on such Sub-Committees, then the following Sub-Committees shall be formed: [***]; in each case, with the operational responsibilities proposed by the relevant Sub-Committee and approved by the JSC, and the provisions of Sections 2.3, 2.4 and 2.5 sentences 1-2 (as applicable) shall apply mutatis mutandis to the Sub-Committees.

2.8 Good Faith. In conducting themselves on the JSC and any Sub-Committees, and in exercising the Parties’ rights under this Article 2, all representatives of both Parties shall consider diligently, reasonably and in good faith all input received from the other Party, and shall use reasonable efforts to reach consensus on all matters before the JSC or any Sub-Committees. In exercising any decision-making authority granted to it under this Article 2, each Party shall act based on its good faith judgment.

2.9 Limitations on Decision-Making. Notwithstanding anything to the contrary set forth in this Agreement, neither the JSC nor a Party (in the exercise of a Party’s final decision-making authority) may make a decision that could reasonably be expected to (a) require the other Party to take any action that such other Party reasonably believes would (i) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party entered into by such other Party or (ii) require such other Party to infringe or misappropriate any intellectual property rights of any Third Party or (b) conflict with, amend, interpret, modify, or waive compliance under this Agreement.

Article 3

DEVELOPMENT

3.1 Development Diligence; Standards of Conduct.

(a) Except as otherwise set forth in Section 3.1(b) and subject to Eidos’ retained rights under Section 7.2(a), Bayer shall be solely responsible for the Development of the Compound and Licensed Products in the Field in the Licensed Territory, at Bayer’s sole cost and expense. Bayer shall use Commercially Reasonable Efforts to Develop one Licensed Product in [***], provided that, [***].

(b) Eidos shall be solely responsible for, and shall use Commercially Reasonable Efforts to:

(i) Develop the [***], including generating data that is necessary to obtain Regulatory Approval and Pricing and Reimbursement Approval for the [***] in [***]; and

(ii) satisfy any post-approval requirements agreed with the relevant Regulatory Authority for the Licensed Products in [***], provided that, for clarity, regulatory submission for the post-approval requirement study shall be done by the holder of the Regulatory Approval.

Each of Bayer and Eidos shall conduct its activities with respect to Compound and Licensed Products in a good scientific manner and in compliance in all material respects with Applicable Law and, if applicable, with what has been decided in the JSC or relevant Sub-Committee.

3.2 Development Activities. All Development of Licensed Products of a Party or its Affiliates or Sublicensees shall be conducted in material accordance with the disclosures made by such Party to the other Party. Each Party through the JSC and its Sub-Committees shall share with the other Party information regarding its Development activities in accordance with Section 3.4, including with reasonable detail any non-clinical and clinical Development activities, including Clinical Trials and the trial design thereof for such Licensed Product within at least a [***] perspective. The other Party shall without undue delay provide comments on such Development activities and the informing Party will (a) upon reasonable request of the other Party provide any reasonably requested further information without undue delay and (b) consider such comments in good faith. [***].

3.3 Development of the Licensed Products outside the Licensed Territory.

(a) [***] Clinical Trials. [***], Eidos shall use Commercially Reasonable Efforts to perform and complete, at its own cost and expense, the following [***] Clinical Trials:

(i) [***]; and

(ii) [***].

3.4 Reporting. Each Party shall periodically provide to the JSC, on a [***] basis, or at another frequency as reasonably requested by the JSC, an update regarding Development activities conducted by or on behalf of such Party with respect to Licensed Products, including timelines and results of such Development activities, and an overview of future Development activities reasonably contemplated by such Party. In addition, subject to Section 3.8, each Party shall promptly share with the other Party all material developments and information that comes to its possession relating to the Development of any Licensed Products and all other data and information that either Party may reasonably request to support the filing of Regulatory Materials in a mutually agreed format, including (x) safety concerns for Licensed Products, and (y) study reports and data generated from Clinical Trials of such Licensed Products.

3.5 Clinical Trial Reporting. Each Party agrees that (a) each Clinical Trial that is required to be posted pursuant to Applicable Law or with respect to Bayer, applicable industry codes (including the PhRMA Code or the EFPIA, JPMA or IFPMA code), on ct.org, on clinicaltrials.gov or any other similar registry shall be so posted, and (b) all results of such Clinical Trials that are necessary pursuant to Applicable Law or industry commitments accepted by such Party shall be posted on any registry with requirements consistent with the registration and publication guidelines of the International Committee of Medical Journal Editors (“ICMJE”), to the extent required. All data and information posted on

clinicaltrial.gov or any other registry pursuant to this Section 3.5 shall be subject to prior review of the other Party. If no comments in compliance with Applicable Law, industry commitments and ICMJE requirements are received within [***] after the other Party’s receipt of the proposed disclosure, the requesting Party shall be free to make such disclosure.

3.6 Development Records. Each Party shall maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all work conducted by it and all Know-How resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to receive copies of such records maintained by the other Party, including in electronic format if maintained in such format, at reasonable times to the extent reasonably necessary to perform obligations or exercise rights under this Agreement.

3.7 Subcontracts. Each Party may perform any of its Development obligations under this Agreement through one or more subcontractors or consultants, provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants to the same extent it would if it had done such work itself; (b) the subcontractor or consultant undertakes in writing reasonable obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 12 hereof; and (c) the subcontractor or consultant undertakes in writing to assign or exclusively license back (with the right to sublicense) all intellectual property with respect to the Compound or Licensed Products developed in the course of performing any such work to such Party.

3.8 Bayer’s Option for Eidos Study Data. [***] In the event Eidos or its Affiliates intends to conduct [***] or other future Clinical Trials of a Licensed Product in any Indication other than the Key Indication, Eidos will submit a written request for option exercise to Bayer reasonably in advance of (and in no event less than [***] prior to) the Initiation of such Clinical Trial (each, a “Eidos Proposed Study”), such request to include a copy of a description of the proposed Indication (the “Eidos New Indication”), the applicable study design, study protocol, estimated study budget, and anticipated study Initiation date (such option exercise request, an “Eidos Study Notice”). Upon Bayer’s receipt of such Eidos Study Notice, Bayer will have the option (the “Eidos Study Data Option”), exercisable within [***] after the date of such Eidos Study Notice, to obtain a license and right co-extensive with the licenses granted to Bayer under Section 7.1 and subject to the other terms of Article 7 of this Agreement, to reference the clinical data arising out of the conduct of such Clinical Trial and Controlled by Eidos and its Affiliates (collectively, the “Eidos Study Data”) in seeking Regulatory Approval for Licensed Products in the Eidos New Indication in the Licensed Territory (the “Bayer Right of Reference License”), by agreeing to pay, upon receipt of an invoice to be submitted at the end of each Calendar Quarter for [***] percent ([***]%) of the documented out-of-pocket costs and documented, reasonable FTE costs incurred during the preceding Calendar Quarter by or on behalf of Eidos or its Affiliates, as applicable, for such study or Clinical Trial. Upon Bayer exercising such Eidos Study Notice prior to initiation of such Eidos Proposed Study, Eidos shall provide reports on the Eidos Proposed Study [***] which shall include any changes to the budget for the Eidos Proposed Study, provided that Eidos will promptly notify Bayer about any material events relating to such Eidos Proposed Study, including unexpected issues or requirements from the applicable Regulatory Authority, safety concerns, need to extend the timeline for the Eidos Proposed Study to enroll sufficient patients or accrue sufficient events changes or any other events that will result in a material increase of the study budget. In the event that [***] of (a) [***] percent ([***]%) or (b) [***] additional FTE, in each case compared to the last budget reviewed by Bayer prior to initiation of such Eidos Proposed Study, then Eidos will exclude such budget excess from the amounts payable by Bayer. In the event that Eidos makes a material change in the study design, study protocol or statistical analysis plan, or increase of the study budget, with respect to an Eidos Proposed Study after the exercise of the applicable Eidos Study Notice but prior to the initiation of such study or Clinical Trial, Eidos shall prior to the date that is [***] thereafter notify Bayer of such change(s) and Bayer shall notify Eidos within [***] upon receipt of such notice whether it maintains its exercise of the Eidos Study Data Option despite such changes or whether it withdraws from such option exercise. In the event that Eidos wishes to make a material change in the study design, study protocol, or statistical analysis plan with respect to an Eidos Proposed Study after the exercise of the applicable Eidos Study Notice and after initiation of such study or Clinical Trial, Eidos shall without undue delay notify Bayer of, and the Parties shall discuss and decide through the JSC about, such proposed material change. If the Parties fail to reach a common decision after escalation to Executive Officers for resolution in accordance with Section 14.1, and Eidos makes use of its final decision-making authority in accordance with Section 2.5(b), then Bayer shall be entitled to withdraw from its option exercise by notifying Eidos within [***] after Eidos has used its final decision-making authority, and effective upon Bayer’s notice, Eidos shall credit [***]percent ([***]%) of Bayer’s prior payments for the Eidos Proposed Study under this Section 3.8 against royalties due to Eidos in each Calendar Quarter, with unused amounts in any Calendar Quarter carried forward until Bayer is reimbursed for all such prior payments for the Eidos Proposed Study; provided, however, that [***]; provided, further that if no royalties are owed to Eidos hereunder in any of the [***] after Bayer’s withdrawal from its option exercise, then Eidos shall reimburse Bayer for any such payments already made under this Section 3.8 by paying [***] percent ([***]%) of Bayer’s prior payments for the Eidos Proposed Study in each such Calendar Quarter, with unused amounts in any Calendar Quarter carried forward until Bayer is reimbursed for all such prior payments for the Eidos Proposed Study. Any amounts that have not been reimbursed pursuant to the foregoing within the [***] after Bayer’s withdrawal will be paid by Eidos within [***] following the subsequent Calendar Quarter. If Bayer withdraws from its option exercise, the Bayer Right of Reference License and any payment obligations resulting from the exercise of the Eidos Study Data Option shall expire. Irrespective of whether Bayer has exercised the Eidos Study Data Option, Eidos will report all study results and all [***] costs incurred by or on behalf of Eidos or its Affiliates to Bayer by written notice not later than [***] upon completion of the Eidos Proposed Study. Such unpublished reports, results and data from the Eidos Proposed Study will be Confidential Information of Eidos subject to obligations of confidentiality and non-use in accordance with Article 12. If Bayer has not exercised the Eidos Study Data Option, then Bayer will have a subsequent option to acquire the Bayer Right of Reference License, exercisable within [***] after receipt of such notice from Eidos, by agreeing to pay, upon receipt of an invoice, [***] percent ([***]%) of such costs. All Eidos Study Data shall be solely owned by Eidos. For clarity, Bayer will not have the right to such subsequent option if [***].

3.9 Eidos’ Option for Bayer Study Data. Subject to Section 4.1, Bayer may initiate a Clinical Trial of a Licensed Product. In the event a Bayer Party intends to conduct Clinical Trials of a Licensed Product in any Indication other than the Key Indication, Bayer will submit a written request for option exercise to Eidos reasonably in advance of (and in no event less than [***] prior to) the Initiation of such Clinical Trial (each, a “Bayer Proposed Study”), such request to include a copy of a description of the proposed Indication (the “Bayer New Indication”), the applicable study design, study protocol, estimated study budget, and anticipated study Initiation date (such option exercise request, a “Bayer Study Notice”). Upon Eidos’ receipt of such Bayer Study Notice, Eidos will have the option (the “Bayer Study Data Option”), exercisable within [***] after the date of such Bayer Study Notice, to obtain a license and right co-extensive with the licenses granted to Eidos under Section 7.2 and subject to the other terms of Article 7 of this Agreement, to reference the clinical data arising out of the conduct of such Clinical Trial and Controlled by Bayer Parties (collectively, the “Bayer Study Data”) in seeking Regulatory Approval for Licensed Products in the Bayer New Indication outside the Licensed Territory (the “Eidos Right of Reference License”), by agreeing to pay, upon receipt of an invoice to be submitted at the end of each Calendar Quarter for [***] percent ([***]%) of the documented out-of-pocket costs and documented, reasonable FTE costs incurred during the preceding Calendar Quarter by or on behalf of Bayer or its Affiliates, as applicable, for such study or Clinical Trial. Upon Eidos exercising such Bayer Study Notice prior to initiation of such Bayer Proposed Study, Bayer shall provide reports on the Bayer Proposed Study

[***] which shall include any changes to the budget for the Bayer Proposed Study, provided that Bayer will promptly notify Eidos about any material events relating to such Bayer Proposed Study, including unexpected issues or requirements from the applicable Regulatory Authority, safety concerns, need to extend the timeline for the Bayer Proposed Study to enroll sufficient patients or accrue sufficient events changes or any other events that will result in a material increase of the study budget. In the event that [***] of (a) [***] percent ([***]%) or (b) [***], in each case compared to the last budget reviewed by Eidos prior to initiation of such Bayer Proposed Study, then Bayer will exclude such budget excess from the amounts payable by Eidos. In the event that Bayer makes a material change in the study design, study protocol or statistical analysis, or increase of the study budget with respect to a Bayer Proposed Study after the exercise of the applicable Bayer Study Notice but prior to the initiation of such study or Clinical Trial, Bayer shall prior to the date that is [***] thereafter, notify Eidos of such change(s) and Eidos shall notify Bayer within [***] upon receipt of such notice whether it maintains its exercise of the Bayer Study Data Option despite such changes or whether it withdraws from such option exercise. In the event that Bayer wishes to make a material change in the study design, study protocol, or statistical analysis plan with respect to a Bayer Proposed Study after the exercise of the applicable Bayer Study Notice and after initiation of such study or Clinical Trial, Bayer shall without undue delay notify Eidos of, and the Parties shall discuss and decide through the JSC about, such proposed material change. If the Parties fail to reach a common decision after escalation to Executive Officers for resolution in accordance with Section 14.1, and Bayer makes use of its final decision-making authority in accordance with Section 2.5(a), then Eidos shall be entitled to withdraw from its option exercise by notifying Bayer within [***] after Bayer has used its final decision-making authority, and effective upon Eidos’ notice, Bayer shall reimburse Eidos for any such payments already made under this Section 3.9 by paying [***] percent ([***]%) of such prior payments for the Bayer Proposed Study under this Section 3.9 in each Calendar Quarter, commencing with the Calendar Quarter that starts after the date of such withdrawal, with unused amounts in any Calendar Quarter carried forward, until Eidos is reimbursed for all such prior payments for the Bayer Proposed Study. If Eidos withdraws from its option exercise, the Eidos Right of Reference License and any payment obligations resulting from the exercise of the Bayer Study Data Option shall expire. Irrespective of whether Eidos has exercised the Bayer Study Data Option, Bayer will report all study results and all [***] costs incurred by or on behalf of Bayer or its Affiliates or Sublicensees to Eidos by written notice not later than [***] upon completion of the Bayer Proposed Study. Such unpublished reports, results and data from the Bayer Proposed Study will be Confidential Information of Bayer subject to obligations of confidentiality and non-use in accordance with Article 12. If Eidos has not exercised the Bayer Study Data Option, then Eidos will have a subsequent option to acquire the Eidos Right of Reference License, exercisable within [***] after receipt of such notice from Eidos, by agreeing to pay, upon receipt of an invoice, [***] percent ([***]%) of such costs. All Bayer Study Data shall be solely owned by Bayer. For clarity, Eidos will not have the right to such subsequent option if [***].

Article 4

REGULATORY MATTERS

4.1 Regulatory Responsibilities.

(a) General. With respect to all regulatory activities with respect to Licensed Products of a Party pursuant to this Agreement, Section 3.2 applies. Each Party through the JSC and its Sub-Committees shall share with the other Party [***] for such Licensed Products. Except as otherwise set forth in this Article 4, including with respect to Eidos’ obligation to file, seek and obtain Regulatory Approval for the Licensed Product for the Key Indication within [***], Bayer shall be solely responsible, at Bayer’s sole cost and expense, for all Regulatory Interactions relating to Compound or Licensed Products within the Licensed Territory, including [***]. Subject to Section 4.1(b), Bayer shall use Commercially Reasonable Efforts to file, seek, and obtain Regulatory Approval [***] for the Licensed Products in the

Licensed Territory. Eidos shall support the Regulatory Approval process with reasonable efforts and prepare responses to requests for information from Regulatory Authorities relating to Licensed Product in the Licensed Territory.

(b) Responsibilities.

(i) Eidos shall file, seek and use Commercially Reasonable Efforts to obtain Regulatory Approval for the Licensed Products for the Key Indication within [***] prior to the Transition Date for the transfer of such Regulatory Approvals to Bayer.

(ii) Eidos shall be responsible for all routine maintenance of all INDs (except those INDs for which Bayer has agreed that Bayer will have primary responsibility) and the Company Core Data Sheet. Eidos shall be responsible for maintaining all the registration dossiers and all Regulatory Approvals related to Licensed Products globally, and to maintain all Regulatory Material at Compound level (including updates of CMC/quality changes, updates of IB and IMPD for IND documents, regulatory dossier) provided that Bayer shall be responsible for the maintenance of all registration dossiers and Regulatory Material in the Licensed Territory after transfer of the Regulatory Approval from Eidos to Bayer pursuant to Section 4.1(c).

(iii) Within due course upon receipt of Regulatory Approval pursuant to (i) above (but in no event later than [***] upon receipt of all such Regulatory Approvals), Eidos shall file all SPC requests in [***] pursuant to Section 9.1.

(iv) For the period from when Regulatory Approval of Licensed Product in EU is obtained and until completion of the transfer of such Regulatory Approval to Bayer in accordance with Section 4.1(c), Eidos [***].

(v) Upon receipt of all Regulatory Approvals pursuant to (i) above and submission of all related SPC filings, Eidos shall transfer such Regulatory Approvals to Bayer in accordance with the Transition Plan. Following the Transition Date for the transfer of the Regulatory Approval for the Licensed Product for the Key Indication for [***], Bayer shall have the sole responsibility for all Regulatory Interactions with the [***] and the applicable Regulatory Authorities in, [***] with respect to the Compound and Licensed Products.

(vi) “Regulatory Interactions” means (A) monitoring and coordinating all regulatory actions, communications and filings with, and submissions to, all Regulatory Authorities with respect to a Compound or Licensed Product, (B) interfacing, corresponding and meeting with the Regulatory Authorities with respect to a Compound or Licensed Product, and (C) pre- and post-authorization pharmacovigilance activities.

(c) Regulatory Filings and Approvals . Subject to oversight by the JSC, and except as set forth in this Section 4.1(c), Bayer shall have the right to file in its own name, and to own, all Regulatory Materials and Regulatory Approvals for Licensed Products in the Licensed Territory. Without unreasonable delay (but in no event later than after [***] of receipt of Regulatory Approval for the Licensed Product for the Key Indication in [***] (and provided all Supplementary Protection Certificate requests in the Licensed Territory have been filed), Eidos shall transfer to Bayer the Regulatory Approval and any applicable sponsorship such as for orphan designation and pediatric investigational plan for the Licensed Product and shall provide Bayer with the complete and up-to-date files or copies of all Regulatory Materials (including any documents related to pediatric obligation and orphan status), with respect to the Licensed Product in the Licensed Territory that is in the Control of Eidos, as set forth in more detail in the Transition Plan. Where available, documents shall be provided in eCTD format, and for non-eCTD formatted documents, complete and up-to-date files or copies shall be applied. Each Party will submit all filings, letters and other documentation necessary to effect such assignment and transfer of such Regulatory Approval. The Parties shall follow guidance of [***] and the applicable Regulatory Authorities in [***] for the transfer of the Regulatory Approvals in the [***] to Bayer. Until the Transition Date for the transfer of the Regulatory Approvals for the Licensed Product for the Key Indication with the [***], Eidos shall be responsible for and handle all matters related to the Licensed Products involving the [***], shall jointly discuss [***] via the JSC and shall keep Bayer reasonably informed of all regulatory matters relating to any Licensed Product in the Licensed Territory. Except with respect to the MAA for the Licensed Product for the Key Indication for [***] during the period prior to the Transition Date for its transfer to Bayer, Bayer shall be responsible for and handle all matters related to the Licensed Products involving a Regulatory Authority in the Licensed Territory. The responsible Party shall within due course notify the other Party of all Regulatory Materials (other than routine correspondence) that such Party submits for such Licensed Products within the Licensed Territory and shall provide the other Party with a copy (which may be wholly or partly in electronic form) of such Regulatory Materials reasonably in advance of their intended date of submission to a Regulatory Authority for [***]. The responsible Party shall keep the other Party informed on an ongoing basis regarding its Regulatory Interactions and Regulatory Approvals received within the Licensed Territory and shall collaborate with the other Party and respond to reasonable requests by the other Party for additional information. The responsible Party shall provide the other Party with reasonable advance notice of [***]. The responsible Party also shall reasonably promptly furnish the other Party with copies of all material Regulatory Materials such as submitted documents to Regulatory Authorities for MAA approval, correspondence to or from including Request for Information (RfI) and responses to RfI, and minutes of all such meetings with, any Regulatory Authority within or outside the Licensed Territory. The responsible Party also shall immediately notify the other Party if it receives any written notice that a Regulatory Authority is limiting, suspending or revoking any Regulatory Approval or Pricing and Reimbursement Approval.

(d) Rights of Reference.

(i) Eidos hereby grants Bayer Parties a right of reference with respect to, (A) the Regulatory Materials, Regulatory Approvals, and MAAs relating to Licensed Products in the Key Indication, and all data and other information included or referenced therein, Controlled by Eidos or its Affiliates as of the Effective Date or at any time during the Term, and (B) subject to Bayer’s exercise of its Eidos Study Data Option in Section 3.8 all Eidos Study Data, Regulatory Materials, Regulatory Approvals, and MAAs relating to the Licensed Products in the applicable Eidos New Indication Controlled by Eidos or its Affiliates as of the Effective Date or at any time during the Term, in each case ((A) and (B)), for the sole purpose of, and to the extent reasonably useful or necessary for, Developing, seeking and securing Regulatory Approval and INDs to assist in the Development, Manufacture and Commercialization of the Licensed Products in the Licensed Territory. The foregoing rights include the right for Bayer and, to the extent permitted under this Agreement, its Affiliates and Sublicensees, to make copies of and reproduce such documentation and information for the purposes set forth in this Section 4.1(d)(ii). Eidos shall provide Bayer with access to and copies of the study data, Regulatory Materials, Regulatory Approvals and correspondences with other Regulatory Authorities upon requests from Regulatory Authorities or for developing regulatory strategy in the Licensed Territory.

(ii) Bayer hereby grants Eidos, its Affiliates, Sublicensees and licensees a right of reference with respect to, (A) the Regulatory Materials, Regulatory Approvals, and MAAs relating to Licensed Products in the Key Indication, and all data and other information included or referenced therein, Controlled by Bayer and its Affiliates as of the Effective Date or at any time during the Term, and (B) subject to Eidos’ exercise of its Bayer Study Data Option in Section 3.9, all Bayer Study Data, Regulatory Materials, Regulatory Approvals, and MAAs relating to the

Licensed Products in the applicable Bayer New Indication Controlled by Bayer or its Affiliates as of the Effective Date or at any time during the Term, in each case ((A) and (B)), for the sole purpose of, and to the extent reasonably useful or necessary for, Developing, seeking and securing Regulatory Approval and INDs to assist in the Development, Manufacture and Commercialization of the Licensed Products outside the Licensed Territory. The foregoing rights include the right for Eidos and, to the extent permitted under this Agreement, its Affiliates, Sublicensees and licensees, to make copies of and reproduce such documentation and information for the purposes set forth in this Section 4.1(d)(ii). Notwithstanding the foregoing, Bayer shall provide Eidos with access to and copies of all Bayer Study Data, Regulatory Materials, Regulatory Approvals, and MAAs relating to the Licensed Products in the applicable Bayer New Indication Controlled by Bayer or its Affiliates solely for Eidos, its Affiliates and licensees to use for internal purposes and compliance with Applicable Law.

(iii) Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such reasonable acts and things, as may be necessary under, or as the other Party may reasonably request, to effectuate the rights of reference contemplated in this Section 4.1(d).

(iv) Notwithstanding the foregoing, this Section 4.1(d) shall not apply with respect to the sharing of information pursuant to Section 4.3 and the Pharmacovigilance Agreement.

4.2 Recalls, Market Withdrawals or Corrective Actions. In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Licensed Product in the Field, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of a Licensed Product in the Field, the Party notified of such recall or similar action, or the Party that has made such determination regarding such recall or similar action, shall without undue delay, notify the other Party. Each Party shall keep the other Party continuously updated through the JSC about any such event, incident or circumstance, including such Party’s actions and requests from the relevant Regulatory Authority. Each Party shall make available all of its pertinent records that may be reasonably requested by the other Party in order for a Party to effect a recall of a Licensed Product in the Licensed Territory. The Parties shall agree to recall, market withdrawal and corrective action procedures in the Supply Agreement.

4.3 Reporting Adverse Events. As soon as practicable after the Effective Date, the Parties shall execute and deliver a separate agreement (“Pharmacovigilance Agreement”) specifying the procedures and timeframes for compliance with Applicable Law pertaining to safety reporting of each Licensed Product and their related activities. Bayer agrees that Eidos may delegate tasks and responsibilities under the Pharmacovigilance Agreement and share information exchanged under the Pharmacovigilance Agreement with other licensees and sublicensees of Eidos with respect to the Licensed Product. For avoidance of doubt, the responsibility of all such delegated tasks shall remain with Eidos. The Parties are responsible to enter into pharmacovigilance agreements with their respective licensees and sublicensees to ensure that the conditions of the Pharmacovigilance Agreement are fulfilled. The Parties shall provide each other all necessary information and materials defined under the Pharmacovigilance Agreement to ensure that the Parties can meet their legal obligations. The Pharmacovigilance Agreement will set forth each Party’s responsibilities and obligations pertaining to safety collection, assessment and reporting of the Compound and Licensed Products based on relevant guidelines and Applicable Law. The allocation of responsibilities in the applicable phases of the collaboration shall be governed by the Pharmacovigilance Agreement.

Article 5

COMMERCIALIZATION

5.1 Commercialization Generally. Bayer shall have sole financial responsibility and decision-making authority for the Commercialization related thereto of Licensed Products in the Licensed Territory and shall book all sales of Licensed Products in the Licensed Territory. The Parties shall enter into a transition plan at a mutually agreed time following the Effective Date to effect the transition of the activities set forth in this Agreement (the “Transition Plan”). Each Party will perform the obligations assigned to it under the Transition Plan in accordance with any timelines set forth therein.

5.2 Commercialization Diligence; Standards of Conduct. Bayer shall use Commercially Reasonable Efforts to Commercialize one Licensed Product in the [***], and to carry out the tasks specified under the Commercialization Plan in a timely manner, and shall conduct its activities in compliance in all material respects with Applicable Law and applicable codes of conduct in each country within the Licensed Territory.

5.3 Commercialization of Licensed Products in the Licensed Territory. [***].

5.4 Commercialization Reports. Bayer shall keep the JSC fully informed regarding the progress and results of Commercialization activities for Licensed Products in the Licensed Territory, including [***].

5.5 Sales and Distribution. Subject to the terms and conditions of this Agreement, during the Term, in the Licensed Territory, (a) Bayer shall be solely responsible for handling all returns, recalls, order processing, invoicing and collection, booking of sales, inventory and receivables of Licensed Products, and (b) Bayer shall be responsible for all health service matters, distribution matters, decisions as to whether and with which Third Party logistics providers, wholesalers and distributors and pharmacies to contract, and the terms of contracts with such Third Party logistics providers, wholesalers, distributors and pharmacies for Licensed Products.

5.6 Coordination of Commercialization Activities. The Parties recognize that each Party may benefit from the coordination of certain Commercialization activities for the Licensed Products inside and outside of the Licensed Territory. All Commercialization of Licensed Products of a Party or its Affiliates or Sublicensees pursuant to this Agreement shall be conducted in material accordance with the disclosures made by such Party to the other Party and, if applicable, decisions of the JSC and its Sub-Committees. Each Party shall share with the other Party through the JSC and its Sub-Committees information regarding its Commercialization activities, including in reasonable detail communications regarding product positioning. Eidos shall have the right to disclose information regarding the Commercialization related thereto of Licensed Products in the Licensed Territory with its licensees and Sublicensees outside of the Licensed Territory, and Bayer shall have right to disclose information regarding the Commercialization related thereto of Licensed Products outside the Licensed Territory with its Sublicensees within the Licensed Territory.

5.7 Cross-Territorial Restrictions.

(a) Bayer hereby covenants and agrees that, insofar as permitted by Applicable Law, it shall not, and shall ensure that its Affiliates and Sublicensees shall not, either directly or indirectly, knowingly promote, market, distribute, import for sale, sell or have sold any Licensed Product, including via internet or mail order, to any Third Party or to any address or Internet Protocol address or the like into countries outside of the Licensed Territory. As to such countries outside of the Licensed Territory, Bayer shall not, and shall ensure that its Affiliates and Sublicensees shall not: (i) [***]. If Bayer receives any order for use from a prospective purchaser that intends to distribute such Licensed Product outside of the Licensed Territory, insofar as permitted by Applicable Law, Bayer shall [***]. Bayer shall not, and shall ensure that its Affiliates and Sublicensees shall not, restrict or impede in any manner Eidos’ exercise of its retained rights outside of the Licensed Territory. Except as otherwise provided herein, neither Party shall, or shall permit its Affiliates, Affiliated Entities, Third Party licensees (with respect to Eidos) or Sublicensees (with respect to Bayer) to, [***] any Licensed Products for commercial use in the other Party’s applicable territory.

(b) Eidos hereby covenants and agrees that, insofar as permitted by Applicable Law, it shall not, and shall ensure that its Affiliates, Affiliated Entities, Third Party licensees and Sublicensees shall not, either directly or indirectly, knowingly promote, market, distribute, import for sale, sell or have sold any Licensed Product, including via internet or mail order, into countries in the Licensed Territory. As to such countries in the Licensed Territory, Eidos shall not, and shall ensure that its Affiliates, its Affiliated Entities, and Sublicensees shall not: (i) [***]. If Eidos receives any order from a prospective purchaser located in a country in the Licensed Territory, insofar as permitted by Applicable Law, Eidos shall [***].

5.8 Subcontracts. Bayer may perform any of its Commercialization obligations relating to the Licensed Products in the Licensed Territory through one or more subcontractors or consultants, provided that (a) Bayer remains responsible for the work allocated to, and payment to, such subcontractors and consultants to the same extent it would if it had done such work itself; (b) the subcontractor or consultant undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 12 hereof; and (c) the subcontractor or consultant undertakes in writing to assign or exclusively license back (with the right to sublicense) all intellectual property with respect to Licensed Products developed in the course of performing any such work to Bayer.

Article 6

SUPPLY

6.1 Supply Agreement. Within [***] following the Effective Date, the Parties will negotiate in good faith and execute a commercial supply agreement for the Licensed Product in its current formulation (the “Supply Agreement”), and accompanying quality agreement pursuant to which (a) Eidos will supply to Bayer Licensed Product manufactured by or on behalf of Eidos and (b) Bayer shall purchase such Licensed Product from Eidos, for the sole purpose of Exploitation of Licensed Product in the Field in the Licensed Territory. The Supply Agreement shall, at a minimum, reflect the supply terms set forth on Schedule 6.1 hereto, including for clarity, terms with respect to [***]. Furthermore, Bayer acknowledges that Eidos is a party to (a) [***] and (b) [***] pursuant to which [***] manufactures and supplies the Licensed Product, and accordingly, except as otherwise agreed in Schedule 6.1, the Supply Agreement shall be in form and substance substantially consistent with the [***]. Bayer shall use Commercially Reasonable Efforts to [***]. Notwithstanding the foregoing, Bayer cannot refuse to [***]. Eidos shall use Commercially Reasonable Efforts to facilitate Bayer’s entering into such a supply agreement with [***] and [***]. Bayer shall not be restricted from obtaining supply from any other qualified contract manufacturers, including contract manufacturers that Eidos may appoint from time to time during the Term, with respect to Licensed Products or components thereof and from directly ordering Licensed Products or components thereof from such other contract manufacturers; provided, that [***]. Each Party shall inform the other Party through the JSC and its Sub-Committees reasonably in advance about any plan to establish a supply relationship with any new contract manufacturer for Licensed Products or components thereof, and upon such information the Parties shall in good faith discuss and coordinate entering into a joint supply agreement with such contract manufacturer. In the event of a supply shortfall of a contract manufacturer that is at the time of such shortfall used by both Parties, the Parties shall, through the JSC and its Sub-Committees, [***].

6.2 Manufacturing Technology Transfer. Upon request of Bayer, Eidos will provide Bayer or its designees with technology transfer assistance, which assistance will be to fully transfer the Manufacturing technology to one facility designated by Bayer. Such request may be submitted (a) with respect to Licensed Product [***] at any time (but only once, provided that Eidos provides full technology transfer assistance upon such request), and (b) [***]. Eidos will provide Bayer or its designees with the aforementioned technology transfer assistance with regard to the Manufacturing of (x) the API (for clarity, excluding any starting materials) and (y) Licensed Product (for clarity, excluding API as such), in each case of (x) and (y), free of cost which shall include (A) disclosure of information and materials as reasonably available within Eidos and its Affiliates and that are necessary or reasonably useful for the Manufacturing process of the Active Ingredient and/or the Licensed Product, and (B) up to [***] of assistance by Eidos personnel. For clarity, Eidos will not be responsible for the cost of any API and other materials for validation batches which will be at Bayer’s cost. Eidos shall [***] to obtain all necessary consent from any Third Party to enable Eidos to disclose any such information and materials to Bayer or its designees; provided, however, if Eidos is unable to obtain such consent then [***]. Upon Bayer’s written request, Eidos will provide Bayer with reasonable additional technical assistance and Bayer shall pay Eidos an amount to be mutually agreed upon by the Parties in good faith. Notwithstanding the foregoing, Bayer shall be responsible for any costs imposed on Eidos by its contract manufacturers to provide the foregoing technology transfer assistance; provided, that Eidos has notified Bayer in advance of the existence and anticipated amounts of such payments and Bayer has upon receipt of such information confirmed its request for such additional technical assistance.

6.3 Subcontracts; Affiliates. In accordance with the Supply Agreement, Eidos may perform any of its supply obligations through one or more Third Parties, provided that (a) Eidos remains responsible for the work allocated to, and payment to, such Third Party to the same extent it would if it had done such work itself; (b) the Third Party undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 12 hereof; and (c) the Third Party undertakes in writing to assign or exclusively license back (with the right to sublicense) all intellectual property with respect to Licensed Products developed in the course of performing any such Manufacturing of Licensed Products.

6.4 Product Tracking. Bayer shall, and shall ensure that its Affiliates and Sublicensees, maintain adequate records to permit the Parties to trace the distribution, sale, and use of all Licensed Products in the Licensed Territory.

6.5 Development Supply. Prior to Eidos providing Bayer or its designees with the technology transfer assistance pursuant to Section 6.2 and upon Bayer’s written request, Eidos shall supply Bayer with [***] for the purpose of Development of Licensed Product in the Field in the Territory, including for conducting Clinical Trials, under terms [***]. Eidos shall ensure that all such [***] shall be Manufactured in accordance with cGMP and Applicable Laws as well as in accordance with the specifications for the Licensed Product.

Article 7

LICENSES AND EXCLUSIVITY

7.1 Licenses to Bayer. Subject to the terms and conditions of this Agreement, during the Term, Eidos hereby grants Bayer:

(a) a non-transferable (except as provided in Section 15.6), exclusive (even as to Eidos but subject to Eidos’ retained rights set forth in Section 7.2), royalty-bearing, sublicensable through multiple tiers (solely as permitted in accordance with Section 7.3 and Section 7.5) license under the Eidos Technology to Exploit the Compound and Licensed Products in the Field in the Licensed Territory, but excluding (i) any right to make or create derivatives or modifications of Compound or Licensed Products unless otherwise mutually agreed in writing by the Parties; and (ii) any right to reference clinical data that are generated in any Eidos Proposed Study in an Eidos New Indication, provided that Eidos has complied with the process set out in Section 3.8 and unless Bayer has exercised the applicable Eidos Study Data Option; and

(b) a non-transferable (except as provided in Section 15.6), non-exclusive, royalty-free, sublicensable through multiple tiers (solely as permitted in accordance with Section 7.3) license under the Eidos Technology [***] to Develop and Manufacture the Compound and Licensed Products (and to import and export the Compound and Licensed Products solely for such purposes) outside of the Licensed Territory solely for the purpose of Exploiting the Compound and Licensed Products in the Field in the Licensed Territory, with the exclusions specified in Section 7.1(a)(i), and (ii).

7.2 Eidos Retained Rights; License to Eidos.

(a) Notwithstanding the exclusive license granted to Bayer pursuant to Section 7.1, and without limiting the generality of Section 7.7, Eidos and its Affiliates (i) shall retain under the Eidos Technology, and (ii) with respect to [***], Bayer hereby grants a non-transferable (except as provided in Section 15.6), non-exclusive, royalty-free license, (solely with respect to (ii), with the right to sublicense through multiple tiers) [***] to Eidos’ Affiliates and Third Parties, in each case of (i) and (ii), the following rights: (A) the right to perform (or to have performed by permitted subcontractors hereunder) the activities that Eidos and its Affiliates are responsible for under this Agreement, including in furtherance of the Development to be conducted by Eidos and its Affiliates under this Agreement, and (B) the right to Develop and Manufacture the Compound and Licensed Products (and to import and export the Compound and Licensed Products solely for such purposes) within the Licensed Territory solely for the purpose of Exploiting the Compound and Licensed Products outside of the Licensed Territory.

(b) Subject to the terms and conditions of this Agreement, Bayer hereby grants Eidos:

(i) a non-transferable (except as provided in Section 15.6), non-exclusive, sublicensable (solely as permitted in accordance with Section 7.3), royalty-free, fully-paid license under the Bayer Technology solely to conduct the activities assigned to Eidos as set forth this Agreement; and

(ii) an exclusive (even as to Bayer), sublicensable through multiple tiers (solely as permitted in accordance with Section 7.3), royalty-free license, under the Bayer Technology to Exploit the Licensed Products in the Field anywhere outside of the Licensed Territory, but excluding any right to reference clinical data that are generated in any Bayer Proposed Study in a Bayer New Indication, provided that Bayer has complied with the process set out in Section 3.9 and unless Eidos has exercised the applicable Bayer Study Data Option.

7.3 Sublicensing.

(a) Scope of Permissible Sublicensing.

(i) The license granted by Eidos to Bayer in Section 7.1 may be sublicensed to: (A) an Affiliate of Bayer to fulfill any of its obligations or exercise any of its rights under this Agreement without any requirement of consent (provided that a sublicense to an Affiliate of Bayer shall immediately terminate if and when such party ceases to be an Affiliate of Bayer) or (B) a Third Party, [***], provided that [***]; and (y) in each case of (A) and (B), (1) Bayer shall ensure that the terms of the sublicense are consistent with the terms of this Agreement, (2) Eidos shall have no obligation to any such Sublicensee, (3) subject to Section 7.3(a)(iii) below, Bayer shall be liable for any act or omission of any such Sublicensee that is a breach of any of Bayer’s obligations under this Agreement as though the same were a breach by Bayer, and Eidos shall have the right to proceed directly against Bayer without any obligation to first proceed against such Sublicensee, and (4) each sublicense granted shall contain a requirement that the Sublicensee comply with [***].

(ii) The licenses granted by Bayer to Eidos in Section 7.2(b) may be sublicensed by Eidos to: (A) an Affiliate of Eidos without any requirement of consent (provided that a sublicense to an Affiliate of Eidos shall immediately terminate if and when such party ceases to be an Affiliate of Eidos) or (B) a Third Party, provided that in each case of (A) or (B), (1) Eidos shall ensure that the terms of the sublicense are consistent with the terms of this Agreement, (2) Bayer shall have no obligations to any such Sublicensee, (3) subject to Section 7.3(a)(iii) below, Eidos shall be liable for any act or omission of any such Sublicensee that is a breach of any of Eidos’ obligations under this Agreement as though the same were a breach by Eidos, and Bayer shall have the right to proceed directly against Eidos without any obligation to first proceed against such Sublicensee, and (4) each sublicense granted shall contain a requirement that the Sublicensee comply with the confidentiality and non-use provisions of this Agreement.

(iii) Any act or omission by a Sublicensee that, if committed by the sublicensing Party, would be a breach of this Agreement, shall constitute a breach of this Agreement, provided that the other Party shall not have the right to terminate this Agreement pursuant to Section 13.3(a) for an uncured material breach of a Third Party Sublicensee if (A) such breach was not made at the direction or with the approval of the sublicensing Party or its Affiliate and (B) upon the other Party’s request, the sublicensing Party causes such Sublicensee to cure such breach within [***] following such notice or, if the Sublicensee fails to cure the breach within such period, terminates the sublicense after the end of the applicable cure period within [***] from its receipt of a request from the other Party to terminate the sublicense.

(b) Sublicense Agreements. Bayer shall, in each agreement under which it grants a sublicense pursuant to Section 7.3(a)(i)(B) under the license set forth in Section 7.1 (each, a “Sublicense Agreement”), require any Co-Commercialization Partner and shall use Commercially Reasonable Efforts to require any other Sublicensee to provide the following to Eidos if this Agreement terminates and provided a direct license is not granted to such Sublicensee pursuant to Section 13.4(b)(iii), and to Bayer if only such Sublicense Agreement terminates: (i) [***], and (ii) [***]. Each Party shall provide the other Party with a copy of any sublicense it enters into with a Third Party, within [***] after the execution thereof, which copy may, with respect to a sublicense grant by Bayer to a Third Party under any Patent covered by [***], be disclosed to [***]; provided that such copy may be subject to redaction as the disclosing Party reasonably believes appropriate to protect confidential business information, including financial provisions and other sensitive information as applicable. For clarity, in the case of any subcontractor, this Section 7.3(b) shall not apply but the disclosing Party shall comply with Sections 3.7, 5.8 or 6.3, as applicable.

7.4 Grant of License to Licensed Product Trademark.

(a) Grant of License. Subject to the terms and conditions of this Agreement, Eidos and its Affiliates hereby grant to Bayer an exclusive (even as to Eidos), royalty-free license, sublicensable through multiple tiers (solely as permitted in accordance with Section 7.3) to use the Licensed Product Trademark solely for Commercializing the Product in the Field in the Licensed Territory.

(b) Covenants of Bayer. Bayer hereby agrees that, subject to Section 7.4(d), it shall use the Licensed Product Trademark solely [***] in the Field in the Licensed Territory, to the extent available under Applicable Law, and that any and all uses of the Licensed Product Trademark by Bayer, and any goodwill arising from or associated therewith, shall inure solely to the benefit of Eidos. Bayer hereby agrees that nothing in this Agreement shall give Bayer any right, title, or interest in the Licensed Product Trademark other than the rights granted in accordance with this Agreement including the use of the Licensed Product Trademark in accordance with this Agreement. Bayer further agrees that it will not: (i) in any way challenge or oppose or assist any Third Party in challenging or opposing Eidos’s rights in the Licensed Product Trademark or any application for registration, re-registration, or renewal of the Licensed Product Trademark; (ii) apply for or otherwise seek (or assist any Third Party in applying for or otherwise seeking) complete or partial revocation, cancellation, invalidation, or removal of the Licensed Product Trademark from any register; (iii) bring (or assist any Third Party in bringing) any proceeding or action in relation to the use or ownership of the Licensed Product Trademark; or (iv) claim (or assist any Third Party in claiming) any right, title or interest in, or use or apply for the registration of, the Licensed Product Trademark or any mark confusingly similar to the Licensed Product Trademark anywhere in the world.

(c) Use of Licensed Product Trademark. Bayer shall use the Licensed Product Trademark solely (i) in the manner specified in this Agreement and (ii) in connection with the Licensed Product in the Field in the Licensed Territory, and not for any other goods or services. Additionally, Bayer (iii) shall not use the Licensed Product Trademark in a way that is reasonably likely to prejudice the distinctiveness of the Licensed Product Trademark or validity or the goodwill of Eidos associated therewith; (iv) shall use the Licensed Product Trademark with the trademark symbol ® or TM, where appropriate, but at least once per package or promotional document. Eidos will develop guidelines in compliance with Applicable Laws which are customary for therapeutic products similarly situated to the Licensed Product for the use of the Licensed Product Trademark in the Field and Licensed Territory, including any restrictions as to color, size, font and placement of the Licensed Product Trademark and as to customary use with other marks pertaining to medical congress booth displays (the “Trademark Guidelines”). Bayer, shall, and shall require its Affiliates, Sublicensee or distributor to, ensure that all products, product packaging, literature, brochures, signs, and advertising materials that bear, display, or include any reference to the Licensed Product Trademark in connection with promotion or Commercialization of the Licensed Product in the Field in the Licensed Territory (collectively, “Promotional Materials”), shall be consistent with the Trademark Guidelines. Bayer acknowledges and agrees that it shall be responsible for ensuring, and shall ensure, compliance of the Promotional Materials with Applicable Laws. Bayer will not without Eidos’ prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) use the Licensed Product Trademark or distribute or otherwise use any samples or materials or other media bearing or displaying the Licensed Product Trademark inconsistent with the Trademark Guidelines.

(d) Other Product Trademarks. In the event that the Licensed Product Trademark is not available for use or registration in a particular country of the Licensed Territory (whether as a result of the direction or recommendation of the relevant Regulatory Authority, or the local trademark office, as a result of Third Party action, or otherwise), [***] (“New Licensed Product Trademark”). As between the Parties, Eidos shall be the owner of the New Licensed Product Trademark, and shall have the sole responsibility for applying for, prosecuting, enforcing and defending any New Licensed Product Trademark

(at Eidos’ sole expense). The Parties agree that any New Licensed Product Trademark shall be owned by Eidos or its Affiliate and licensed to Bayer under the same terms and conditions as the Licensed Product Trademark, and that Bayer shall have all such licensed rights to any New Licensed Product Trademark as it does to the Licensed Product Trademark.

7.5 [***]. Bayer acknowledges and agrees that:

(a) Eidos obtained the rights to certain Eidos Technology from Leland Stanford Junior University (“Stanford”) under that certain Exclusive (Equity) Agreement, dated April 10, 2016, as amended, by and between Stanford and Eidos, [***] the “Stanford Agreement”).

(b) Without limiting the foregoing, Bayer will [***];

(c) Notwithstanding any provision of this Agreement to the contrary, upon prior notice reasonably (not less than [***] days) in advance (i) Eidos may provide a copy of this Agreement, and any amendment to this Agreement, to [***], and (ii) Eidos may provide to [***] any information required to be provided in accordance with [***], in each case provided that such copy or information may be subject to redaction as Bayer reasonably believes appropriate to protect confidential business information, including financial provisions and other sensitive information as applicable;

(d) Without limiting the foregoing, and solely with respect to those parts of the Eidos Technology covered by [***].

7.6 Negative Covenant. Each Party covenants that it shall not knowingly use or practice any of the other Party’s intellectual property rights licensed to it under this Article 7 in a manner that would constitute infringement or misappropriation of such intellectual property rights except for the purposes expressly permitted in the applicable license grant.

7.7 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.

7.8 New Know-How and Patent Rights relating to Licensed Product. Subject to Section 7.9 below, Eidos will use good faith efforts to include in each agreement with Third Parties under which Patents or Know-How specifically relating to Compound or Licensed Product could be generated, terms ensuring that such Patents and Know-How will be Controlled by Eidos, and such Patents and Know-How will, subject to Section 7.9 and Section 3.8, become part of the Eidos Technology.

7.9 Eidos In-License Agreements. Eidos or its Affiliates may, during the Term, enter into one or more Third Party agreements pursuant to which Eidos or its Affiliates would obtain a license under Patents or Know-How that may be necessary or reasonably useful for the performance of existing or future activities relating to the Exploitation of the Compound or Licensed Products under this Agreement (“Eidos In-License Agreement”), and Bayer or its Affiliates or Sublicensees may, during the Term and solely for the Licensed Territory, enter into one or more Third Party agreements pursuant to which Bayer Parties would obtain a license under Patents or Know-How that may be necessary or reasonably useful for the performance of existing or future activities relating to the Exploitation of the Compound or Licensed Products under this Agreement (“Bayer In-License Agreement”, each Eidos In-License Agreement and Bayer In-License Agreement an “In-License Agreement”).

(a) Each Party shall notify the other Party in writing without undue delay about any plan to enter into any In-License Agreement with a Third Party, and upon such notice the JSC shall discuss whether and to what extent both Parties are interested in acquiring such a license or such rights. If so, the

JSC shall decide whether it would be preferable and practicable for Bayer to obtain a license or rights to such Patents or Know-How for the Exploitation of the Compound or Licensed Products in the Field in the Licensed Territory in a scope consistent with Bayer’s license hereunder, or whether such license or rights should be included in an Eidos In-License Agreement for a broader territory, including the Licensed Territory. If the Parties disagree as to whether such rights for the Licensed Territory should be obtained through an Eidos In-License Agreement or Bayer In-License Agreement, then Eidos shall have the final decision-making authority as to whether Eidos will enter into an Eidos In-License Agreement for the Licensed Territory. For clarity, nothing in this Agreement obliges Bayer to or prevents Bayer from entering in its sole discretion into a Bayer In-License Agreement for the Licensed Territory.

(b) If Eidos or its Affiliate is planning to enter into any Eidos In-License Agreement (whether including or not including the Licensed Territory), then Eidos may, subject to Section 7.9(a), independently negotiate and enter into such Eidos In-License Agreement after providing information to, and prior discussion in, the JSC and provided that the terms of any Eidos In-License Agreement shall not disadvantage any activities or products under this Agreement relative to other products and activities covered by any license granted under such Eidos In-License Agreement. With respect to each Eidos In-License Agreement, Eidos will disclose to Bayer the terms of such Eidos In-License Agreement (including by providing a copy of such Eidos In-License Agreement to Bayer), subject to applicable confidentiality obligations and reasonable redaction of provisions that do not relate to the potential use of Patents or Know-How in-licensed under such Eidos In-License Agreement for the performance by the Parties of such existing or future activities under this Agreement. If an Eidos In-License Agreement is brought to the attention of Bayer pursuant to this Section 7.9, the Parties will discuss in good faith whether the Patents or Know-How licensed to Eidos under such Eidos In-License Agreement should be sublicensed to Bayer [***]. If Bayer notifies Eidos in writing that an Eidos In-License Agreement should be sublicensed to Bayer, then (x) such Eidos In-License Agreement will be deemed to be a “Collaboration In-License Agreement” hereunder, (y) the Patents and Know-How in-licensed under such Collaboration In-License Agreement will be deemed “Controlled” by Eidos or its Affiliates for purposes of this Agreement and will be included in the Eidos Technology, as applicable, and (z) Bayer shall be responsible for (i) the portion of royalties and sales milestones that is allocable to Bayer Parties’ Net Sales of Licensed Products making use of such license compared with Eidos’ and its Affiliates and Sublicensees’ use of such license, and (ii) [***]. If Bayer notifies Eidos in writing that an Eidos In-License Agreement should not be sublicensed to Bayer, then (1) such Eidos In-License Agreement will not be deemed to be a Collaboration In-License Agreement hereunder and (2) the Patents and Know-How in-licensed under such Eidos In-License Agreement will not be deemed “Controlled” by Eidos or its Affiliates for purposes of this Agreement and will be excluded from the Eidos Technology. With respect to any in-license costs pursuant to (z) above, Eidos shall invoice such costs upon receipt of Bayer’s Quarterly report pursuant to Section 8.5, and Bayer shall pay the undisputed portion of such invoices to Eidos pursuant to Section 8.6. For clarity, Bayer’s right to offset such payments pursuant to Section 8.4(c)(ii) remains unaffected.

7.10 Technology Transfer.

(a) Within [***] of the Effective Date, Eidos shall, and shall cause its Affiliates to, at its own cost and expense, deliver to (at Bayer’s direction) Bayer or its designated Affiliate or Sublicensee, true and complete copies of all materials specified in Schedule 7.10.

(b) [***]

(c) Without prejudice to the generality of Section 7.10(a), during the Term, Eidos shall, without any additional compensation, provide Bayer or its designated Affiliate or Sublicensee with [***] of technical assistance relating to the use of the Eidos Technology for the purposes of transferring the Eidos Technology from Eidos to the applicable Bayer Party, for the purposes of the applicable Bayer Party’s acquisition of expertise on the practical application of the Eidos Technology or for the provision of assistance to the applicable Bayer Party on issues arising from time to time during any Exploitation of the Eidos Technology. If Bayer requests additional technical assistance (i.e., more than [***]), Eidos shall provide such technical assistance, [***].

7.11 Exclusivity.

(a) Subject to the terms of this Agreement, and except for the activities and rights granted with respect to Licensed Products under this Agreement, (i) during the Term, Eidos shall not, and shall ensure that none of its Affiliates and its Affiliated Entities does, directly or indirectly, by itself or for or with any Third Party, Commercialize anywhere in the Licensed Territory [***]

(b) Notwithstanding Section 7.11(a), and subject to Section 7.11(c), in the event that a Party or its Affiliates or its Affiliated Entities acquire a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase, purchase of assets, in-license or other means) (a “Third Party Acquisition”) that is, prior to such Third Party Acquisition, conducting a research, development or commercialization program or activities that, if conducted by a Party or its Affiliates or its Affiliated Entities at such time would be a breach of such Party’s exclusivity obligation in Section 7.11(a), as applicable (an “Other Program”), such Party may elect to (i) include such Other Program under this Agreement, or (ii) use commercially reasonable efforts to divest such Other Program promptly following the closing of such Third Party Acquisition, and in any event shall complete such divestment within [***] after the closing of such Third Party Acquisition; provided that such [***] time period shall be extended by an additional period not to exceed [***] if, at the expiration of such time period, such Party provides competent evidence of reasonable on-going efforts to divest such Other Program, then, subject to the restrictions in the remainder of this Section 7.11(b), such Party may for such time period conduct the Other Program independently of such Party’s activities under this Agreement; provided that such Party shall not launch or conduct a first commercial sale of a product as part of such activities, during such time period and such activities shall not constitute a breach of such Party’s exclusivity obligation in Section 7.11 during such extension period. With respect to clause (ii) during such [***] (or extended) period, Eidos and Bayer shall not be deemed in breach of Section 7.11(a), respectively, with respect to such Other Program; provided that such Other Program is conducted independently of such Party’s activities under this Agreement and with respect to Eidos, without any use of any Eidos Technology, Bayer Technology or Bayer Confidential Information and with respect to Bayer, without any use of any Eidos Technology, Bayer Technology or Eidos Confidential Information.

(c) In the event of a Change of Control of a Party, [***]. “Change of Control” means with respect to a Party: (i) the acquisition (in a transaction or series of related transactions) by any Third Party, together with its Affiliates, of beneficial ownership of [***] or more of the then outstanding securities or combined voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (ii) the consummation of a business combination (including a merger or consolidation) involving such Party with a Third Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than [***] of the then outstanding securities or combined voting power of the surviving entity or the parent of the surviving entity immediately after such business combination; or (iii) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its Affiliates’ assets or business relating to the subject matter of the Agreement.

(d) With respect to Section 7.11(b) or Section 7.11(c), each Party and its Affiliates and its Affiliated Entities (including such Third Party and its Affiliates under the preceding paragraph) shall (i) adopt reasonable procedures (which include appropriate administrative, physical and technical safeguards, including underlying operating system and network security controls and other firewalls) to segregate and prevent the disclosure and use of, with respect to Eidos, any Bayer Technology or Bayer Confidential Information and with respect to Bayer, disclosure or use of any Eidos Technology or Eidos Confidential Information, in each case, in a manner that is not in compliance with Section 7.11(b) or Section 7.11(c), (ii) ensure that no personnel who were employees or consultants of such Third Party at any time prior to or after such Third Party Acquisition or Change of Control, as applicable, conduct any activities under this Agreement, and (iii) create effective information barriers between the personnel working on such Other Program and the personnel working on Compound and Licensed Products or having access to data from activities performed under this Agreement or Confidential Information of the Parties.

Article 8

FINANCIALS

8.1 Upfront Payment. In partial consideration of the rights granted by Eidos to Bayer under the Agreement, Bayer shall pay to BBI a one-time, non-refundable, non-creditable upfront payment of One Hundred Thirty-Five Million U.S. Dollars ($135,000,000) within [***] of receipt of the relevant invoice from BBI, sent on or after of the Effective Date.

8.2 Development and Regulatory Milestone Payments.

(a) Licensed Product Milestone Payments. In partial consideration for the license granted hereunder, Bayer shall make milestone payments to Eidos based on achievement of the development and regulatory milestone events as set forth in this Section 8.2(a) for the first human therapeutic Licensed Product to achieve the corresponding milestone event:

Milestone Event	Payment
(i) [***]	$[***]
(ii) [***]	$[***]
(iii) [***];	$[***]

[***]

(b) Clarification. Each milestone payment in Section 8.2(a) shall be paid only once, without regard to whether more Licensed Products ultimately achieve the applicable milestone event or the number of countries in which such milestone is achieved. The maximum total amount of payments to Eidos pursuant to Section 8.2(a) shall be One Hundred Seventy-Five Million U.S. Dollars ($175,000,000).

(c) Notice; Payment. Bayer shall notify Eidos (i) within [***] days after the achievement of the applicable Regulatory Approval milestone event listed under Section 8.2(a)(i)-(ii), and (ii) no later than [***] of the year following the year of achievement of the Calendar Year Net Sales milestone event listed under Section 8.2(a)(iii), and in each case (i) and (ii) Bayer shall, upon receipt of a proper invoice make the associated milestone payments in accordance with Section 8.6. Each such milestone payment shall be non-refundable, non-creditable and not subject to set-off.

8.3 Sales Milestone Payments.

(a) Licensed Product Sales Milestone Events. In partial consideration for the licenses granted hereunder for a Licensed Product, Bayer shall pay Eidos the milestone event payment set forth in the table below on the first occurrence of each of the Net Sales thresholds set forth in the table below in the Licensed Territory in a Calendar Year:

Calendar Year Bayer Net Sales Threshold	Payment
Calendar Year Net Sales of Bayer Parties in the Licensed Territory of all Licensed Products are equal to or greater than $[***]	$[***]
Calendar Year Net Sales of Bayer Parties in the Licensed Territory of all Licensed Products are equal to or greater than $[***]	$[***]
Calendar Year Net Sales of Bayer Parties in the Licensed Territory of all Licensed Products are equal to or greater than $[***]	$[***]
Calendar Year Net Sales of Bayer Parties in the Licensed Territory of all Licensed Products are equal to or greater than $[***]	$[***]

Each milestone in this Section 8.3(a) shall be paid no more than once during the Term. The maximum total amount of payments to Eidos pursuant to Section 8.3(a) shall be [***] U.S. Dollars ($[***]).

(b) Notice; Payment. Each sales milestone payment shall be deemed earned upon achievement of the corresponding sales milestone, and Bayer shall notify Eidos no later than [***] of the year following the year of such first occurrence. Upon receipt of a proper invoice, Bayer shall make the associated milestone payments in accordance with Section 8.6. If more than one sales-based milestone is achieved in the same Calendar Year, then [***]. Each such sales milestone payment shall be non-refundable, non-creditable and not subject to set-off.

8.4 Licensed Product Royalties.

(a) Licensed Products. In partial consideration for the license granted hereunder, subject to the terms and conditions set forth in this Section 8.4 and elsewhere in this Agreement, Bayer shall pay to Eidos non-refundable, non-creditable royalties on annual Net Sales for each human therapeutic Licensed Product sold by a Bayer Party in the Licensed Territory in a Calendar Year, as calculated by multiplying the applicable royalty rates set forth below by the Net Sales in the Licensed Territory of such Licensed Product in such Calendar Year.

Annual Net Sales in the Licensed Territory	Royalty
Portion less than or equal to $[***]	[***]%
Portion greater than $[***] and less than or equal to $[***]	[***]%
Portion greater than $[***] and less than or equal to $[***]	[***]%
Portion greater than $[***]	[***]%

By way of example, and without limitation, if Net Sales of a Licensed Product in the Licensed Territory in a particular Calendar Year are $[***], then the amount of royalties payable under this Section 8.4(a) for such Licensed Product shall be as follows: ($[***]%) + ($[***]%) = $[***]

(b) Royalty Term. Royalties under Section 8.4(a) shall be payable, on a Licensed Product-by-Licensed Product and country-by-country basis, in the Licensed Territory, on the Net Sales of each Licensed Product during the period of time beginning with First Commercial Sale of a Licensed Product in such country and ending on the latest of (i) [***] years after First Commercial Sale in such country of such Licensed Product, (ii) the last to expire Valid Claim within the [***] that Covers the Licensed Product in such country, and (iii) [***] (“Royalty Term”).

(c) [***]. The royalties payable under Section 8.4(a) shall be subject to the following:

(i) on a Licensed Product-by-Licensed Product basis, the royalty rates set forth in Section 8.4(a) will be [***] in the event of the following: (A) a [***] is approved by a Regulatory Authority and sold in any country of the [***]; and (B) beginning the first Calendar Quarter after such sale of a [***], the annualized Net Sales of the Licensed Products in the Licensed Territory in a Calendar Year fall within the annual Net Sales ranges set forth in the table below. If both (A) and (B) are met, the royalty rates set forth in Section 8.4(a) for such Licensed Product in such country will be [***] set forth in the table below for so long as a [***] is sold in any country of the [***]; provided that if a [***] enters the market within a Calendar Year, in the period from the Calendar Quarter after [***] entry until [***] of the same Calendar Year, the annual Net Sales for determining the percentage [***] set forth in the table below shall be calculated by annualizing [***] following the approach as described in Schedule 8.4(c), and any reconciliation for royalty [***] shall be applied to royalty payments in the first Calendar Quarter of the following Calendar Year provided that if no royalties are due hereunder in such first Calendar Quarter or the royalties owed to Eidos hereunder in such first Calendar Quarter are lower than the overpayment in the relevant Calendar Year, then Eidos shall reimburse Bayer upon receipt of an invoice from Bayer, sent together with its submission of the royalty report in accordance with Section 8.5 for such first Calendar Quarter, for the remaining outstanding amount.

Annual Net Sales in the Licensed Territory	Percentage [***] of Royalty Rates
Annual Net Sales greater than or equal to $[***]	[***]%
Annual Net Sales greater than or equal to $[***] and less than $[***]	[***]%
Annual Net Sales less than $[***]	[***]%

(ii) if Eidos or Bayer becomes aware of a Third Party Patent and where Bayer reasonably determines, in the absence of a license to such Third Party Patent, such Third Party Patent would be infringed by, or is necessary for, the Exploitation of the Compound or Licensed Product, Bayer (itself or through any other Bayer Party, or jointly with Eidos) may obtain a license to such Third Party Patent in any country in the Licensed Territory, and if under such license a Bayer Party is obligated to remit payments to a Third Party [***], then Bayer shall be permitted to offset [***] of any upfront payments, milestone payments or royalties paid to such Third Party against any royalty payments for such Licensed Product otherwise payable by Bayer to Eidos for such Licensed Product, provided that any amounts that Bayer is prevented from deducting in one Calendar Quarter may be credited in the subsequent [***];

(iii) if any royalties are payable on Net Sales of a Licensed Product attributable to any country in the Licensed Territory where there is no issued Patent within the Eidos Patents containing a Valid Claim claiming the composition of matter of such Licensed Product in such country, then the royalty rates applicable to those Net Sales of such Licensed Product for such country will be [***] from those set forth in Section 8.4; and

(iv) if a court or a Governmental Authority of competent jurisdiction requires Eidos or a Bayer Party to grant a compulsory license to a Third Party permitting such Third Party to make or sell Licensed Product in a particular country within the Licensed Territory, then the royalties to be paid by Bayer on the Net Sales of such Licensed Product in such country shall [***] the lesser of (x) the applicable royalties set out in Section 8.4, or (y) [***] of Net Receipts from the compulsory licensee, during the period for which such compulsory license is in effect and being exercised.

(d) Additional Royalty Provision. Royalties when owed or paid hereunder shall be non-refundable and non-creditable and, except as set forth otherwise in Section 8.4(c), not subject to set-off.

(e) Royalty Floor. Notwithstanding any higher royalty [***] in any Calendar Quarter pursuant to one of subsections 8.4(c)(i)-(iv) alone, in no event shall the maximum aggregate of the combination [***] under Section 8.4(c) [***] the amount of royalties owed to Eidos hereunder in any given Calendar Quarter by no more than [***] from the amounts otherwise due to Eidos hereunder in such Calendar Quarter in the absence of any such [***]; provided that, Bayer will be permitted to carry forward into a subsequent Calendar Quarter, as offsets against any future payments payable to Eidos under this Section 8.4 with respect to any Licensed Product, for up to [***], so long as the foregoing [***] royalty floor is observed during each and every such Calendar Quarter.

8.5 Royalty Payments and Reports. Starting from the date of First Commercial Sale of the Licensed Product in any country, within [***] after the end of each Calendar Quarter, Bayer shall provide to Eidos a statement (in English) setting forth [***]. Eidos may disclose such royalty statement to [***] and other Third Parties who have rights in such royalties due to Eidos hereunder; provided that [***] and such Third Parties agree in writing to be bound by obligations of confidentiality and non-use no less protective than those set forth in Article 12 [***]. Bayer shall make the associated royalty payments within [***] after receipt of an invoice. Notwithstanding the foregoing, Bayer shall be prohibited from paying any amounts due pursuant to Section 8.4 to an escrow or other similar account.

8.6 Payments; Payment Date. All payments by a Party to the other, except the upfront payment pursuant to Section 8.1 and the royalty payments pursuant to Section 8.5, shall be made [***] after receipt of an invoice.

8.7 Interest. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [***] above the [***] or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue; or (b) the maximum rate permitted by Applicable Law; in each case, calculated on the number of days such payment is delinquent.

8.8 Other Amounts Payable. Within [***] after the end of each Calendar Quarter, each Party shall invoice the other Party for any amounts owed by the other Party under this Agreement that are not otherwise accounted for in this Article 8, including Collaboration In-License payments pursuant to Section 7.8, and payments made on account of expenses and recoveries pursuant to Section 9.3. The owing Party shall pay any undisputed amounts within [***] of receipt of the invoice, and any disputed amounts owed by a Party shall be paid within [***] of resolution of the dispute.

8.9 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding, deductions or similar obligations in respect of royalties, milestone payments, and other payments made by Bayer to Eidos under this Agreement. Without limiting the foregoing, Eidos shall provide Bayer with any required tax forms, if any, and other information that may be reasonably necessary in order for Bayer to not withhold or deduct any taxes or similar obligations on payments made by Bayer to Eidos under this Agreement. Unless required under Applicable Law, Bayer agrees not to withhold or deduct any taxes or similar obligations on any payment made to Eidos under this Agreement. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

(c) Payment of Tax. To the extent Bayer is required by Applicable Law to deduct or withhold taxes on any payment to Eidos, Bayer shall notify Eidos of such deduction or withholding, pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Eidos a copy of a tax certificate or other evidence of such deduction or withholding sufficient to enable Eidos to claim such payment of taxes or for a refund claim, as applicable. Notwithstanding this Section 8.9(c), if, as a result of a Withholding Action by Bayer (including any assignee or successor), withholding is required by Applicable Law and the amount of such withholding exceeds the amount of withholding that would have been required if Bayer had not committed the Withholding Action, then Bayer shall pay an additional amount to Eidos such that, after withholding from the payment contemplated by this Agreement and such additional amount, Eidos receives the same amount as it would have received from Bayer absent such Withholding Action by Bayer. For the avoidance of doubt, if as a result of a Withholding Action by Eidos (including any assignee or successor) the amount of withholding under Applicable Law of the applicable jurisdiction exceeds the amount of such withholding that would have been required in the absence of such Withholding Action by Eidos, Bayer shall be required to pay an additional amount only to the extent that Bayer would be required to pay any additional amount to Eidos pursuant to the preceding sentence if Eidos had not committed such Withholding Action. Notwithstanding the above, Bayer shall only pay an additional amount to the extent Eidos did not receive a tax credit or refund for the taxes withheld on any payments made by Bayer as a consequence of such Withholding Action. For purposes of this Section 8.9(c), “Withholding Action” by a Party means (i) an assignment or sublicense of this Agreement (in whole or in part) by such Party to an Affiliate or a Third Party outside of the United States; (ii) the exercise by such Party of its rights under this Agreement (in whole or in part) through an Affiliate or Third Party outside of the United States (or the direct exercise of such rights by an Affiliate of such Party outside of the United States); (iii) a redomiciliation of such Party, an assignee or a successor to a jurisdiction outside of the United States; and (iv) any action taken after the Effective Date by such Party that causes this Agreement or any payment contemplated by this Agreement to become subject to tax (including by virtue of withholding or deduction) in any jurisdictions after the Effective Date.

8.10 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in dollars of Net Sales invoiced in other currencies shall be calculated based on currency exchange rates for the Calendar Quarter for which remittance is made for royalties. When calculating the Net Sales of any Licensed Product that occur in currencies other than US dollars, Bayer shall convert the amount of such Net Sales into Euros and then into dollars using Bayer’s then-current internal foreign currency translation method actually used on a consistent basis in preparing its audited financial statements. For purposes of calculating the Net Sales thresholds set forth in Sections 8.3 and 8.4, the aggregate Net Sales with respect to each Calendar Quarter within a Calendar Year shall be calculated based on the currency exchange rates for the Calendar Quarter in which such Net Sales occurred, in a manner consistent with the exchange rate procedures set forth in this Section 8.10.

8.11 Financial Records; Audits.

(a) Bayer Record Keeping. Bayer and its Affiliates will, and will cause their respective Sublicensees to, keep complete, true and accurate books and records in accordance with its accounting standards of the items underlying (i) Net Sales and (ii) royalty payments under this Agreement. Bayer and its Affiliates will, and will cause their respective Sublicensees to keep, such books and records for at least [***] following the Calendar Quarter to which they pertain.

(b) Eidos Record Keeping. Eidos and its Affiliates will, and will cause their respective licensees and Sublicensees to, keep complete, true and accurate books and records in accordance with its accounting standards of the items underlying (i) out-of-pocket costs and (ii) FTE costs, solely in connection with an Eidos Proposed Study under Section 3.8, Eidos’ manufacturing technology transfer obligation under Section 6.2, and Eidos’ technology transfer obligation under Section 7.10. Eidos and its Affiliates will, and will cause their respective licensees and Sublicensees to keep, such books and records for at [***] following the Calendar Quarter to which they pertain.

(c) Audits. Each Party will have the right no more than [***], at its own expense, to have an internationally-recognized independent, certified public accountant, selected by such Party and reasonably acceptable to the audited Party (the “Auditor”), review any such books and records of the audited Party in the location(s) where such records are customarily maintained by the audited Party upon reasonable prior notice (not less than [***] prior written notice), during regular business hours, not interfering unreasonably with the audited Party’s business activities and under obligations of confidentiality, except to the extent disclosure is required by Applicable Law, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement and the content of the reports described in Section 3.9 or 8.5 (with respect to Eidos-initiated audits) or Section 3.8 (with respect to Bayer-initiated audits), within the prior [***] period after receipt of such report. The records covering any specific period of time may be audited no more than once.

(d) Audit Report. The report prepared by the Auditor, a copy of which will be sent or otherwise provided to each Party by such Auditor at the same time before such report is considered final, will be limited to a summary containing the conclusions of such Auditor regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies. The Auditor shall not be permitted to include any extrapolation calculations in their calculation of amounts allegedly underpaid to the auditing Party. If such report reveals any underpayment, then the audited Party will remit to the auditing Party, within [***] after receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment exceeds [***] percent ([***]%) of the total amount owed for the period then being audited, the actual costs incurred by the auditing Party in conducting such review. For the avoidance of doubt, [***]. If such report shows any overpayment, then, as may be requested by the audited Party, the audited Party will credit the overpaid amount against future payments owed to the auditing Party or the auditing Party shall reimburse the amount of such overpayment within [***] days after the audited Party’s request. The Parties mutually agree that all information subject to review under this Section 8.11 is Confidential Information of both Parties and that the Receiving Party will retain and cause the Auditor to retain all such information in confidence in accordance with confidentiality and non-use obligations no less stringent than those contained in Article 12.

8.12 Manner and Place of Payment. All payments owed under this Agreement by Bayer shall be made upon the receipt of a respective invoice in US dollars by wire transfer in immediately available funds to the following bank account or to such other bank account specified in writing by Eidos to Bayer at least [***] prior to the date of invoice receipt:

Account Holder: [***]

Account No.: [***]

Bank Code:

SWIFT (BIC): [***]

IBAN: [***]

Each invoice for payments shall be sent to:

[***]

mentioning such other information required and as may be amended or provided by Bayer to Eidos from time to time.

Each invoice for payments mentioning the aforementioned address and reference shall be sent electronically in portable document format (pdf) via email without electronic signature (“pdf-invoicing”) to [***] thus replacing a corresponding paper form.

Article 9

INTELLECTUAL PROPERTY

9.1 Ownership.

(a) Subject only to the rights expressly granted to Bayer under this Agreement, Eidos will retain all rights, title and interests in and to the Eidos Patents and Eidos Know-How. Bayer will retain all rights, title and interests in and to the Bayer Technology.

(b) As between the Parties, each Party will own all Know-How conceived, discovered, developed or otherwise made, as necessary to establish authorship (in case of publication and other copyrightable work), inventorship (in case of Inventions, whether patentable or not) or ownership under Applicable Law, solely by or on behalf of such Party (or its Affiliates, independent contractors or Sublicensees or its or their respective directors, officers, employees or agents) in the course of conducting such Party’s activities or exercising such Party’s rights under this Agreement, and any and all Patents and other intellectual property rights thereto (collectively, “Sole Inventions” and with respect to Bayer, “Bayer Sole Inventions” and with respect to Eidos, “Eidos Sole Inventions”). All Patents claiming patentable Bayer Sole Inventions will be referred to herein as “Bayer Patents”. All Patents claiming patentable Eidos Sole Inventions will be considered Eidos Patents.

(c) As between the Parties, with respect to all patentable Inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of each Party (or their respective Affiliates, independent contractors or Sublicensees or its or their respective directors, officers, employees or agents) in the course of performing activities or exercising rights under this Agreement (collectively, “Joint Inventions”), and any and all Patents thereto (each such Patent a “Joint Patent” until such Patent becomes split into Joint Invention Patents) shall initially (subject to the following sentences of this Section 9.1(c)) be [***], provided that Eidos will have full rights to [***] anywhere outside the Licensed Territory, and Bayer will have full rights to [***] within the Licensed Territory, in each case, subject to the licenses granted herein and subject to any other intellectual property held by the other Party. Each Party will promptly disclose to the other all Joint Inventions, in each case, including all Invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, independent contractors’ or Sublicensees’ directors, officers, employees or agents describing such Joint Inventions. The Parties will align in good faith on [***]. Eidos will have the first right to subsequently file at its sole cost a [***]. The Parties will align in good faith on [***]. Effective as of nationalization, (i) Eidos will assign, and hereby assigns, its respective share in any such [***] and (ii) Bayer will assign, and hereby assigns, its respective share in any such [***].

(d) Inventorship. Only for the purpose of classifying an Invention as a Joint Invention, Eidos Sole Invention or Bayer Sole Invention, Inventorship for Inventions made during the course of the performance of this Agreement will be determined in accordance with [***].

(e) Assignment Obligation. Each Party will assign its rights, and cause all employees of such Party who perform activities for such Party under this Agreement to be under an obligation to assign their rights, in any Patents resulting therefrom to such Party to effectuate the terms and conditions set forth in Section 9.1. This includes use of reasonable efforts to document the transfer of rights in and to a Joint Invention from the inventor to the Party acting as applicant prior to the filing of a Patent application claiming the Invention under PCT or a non-PCT national equivalent, including by collecting all inventor assignments before submission of such Patent application. With respect to any activities of a Party under this Agreement that are subcontracted to a Person that is not an employee of such Party, the Party retaining such subcontractor will include in the applicable subcontract an obligation to assign or an assignment to such Party of all rights in any such potential Sole Inventions or Joint Inventions made by or with such subcontractor resulting from such activities.

9.2 Prosecution and Maintenance of the Eidos Patents and Joint Patents.

(a) In the Licensed Territory. As between the Parties, Eidos will be responsible, at its own expense, either by itself or through an outside patent counsel of its choice (to be aligned in good faith with Bayer regarding SPC filings), to prepare, file, prosecute, extend, maintain and defend (including the defense of any oppositions, interferences, reissue proceedings, re-examinations, invalidity challenges and other post-grant proceedings originating in a Patent office) the Eidos Patents in the Licensed Territory (including to perform all activities required for Patent term extensions, including any available Supplementary Protection Certificates, either national or unitary Supplementary Protection Certificates, and any other extensions that are now or become available in the future, wherever applicable) and will be obliged to file, prosecute, extend, maintain and defend at least the Eidos Patents according to the list as set forth in Schedule 9.2 (“Bayer Country List”). Eidos will take all reasonable actions to [***]. Eidos will be responsible, at its own expense, either by itself or through an outside patent counsel of its choice, to prepare, file, prosecute, extend, maintain and defend any Joint Patents in the Licensed Territory according to the Bayer Country List or as otherwise desired by Bayer until the Joint Patents become Joint Invention Patents. Eidos will keep Bayer reasonably informed of all steps with regard to and the status of such preparation, filing, prosecution, extension and maintenance of such Eidos Patents and Joint Patents, including by providing Bayer with (i) copies of all correspondence and material communications it sends to or receives from any Patent office or agency in the Licensed Territory relating to such Eidos Patents and Joint Patents; (ii) a draft copy of all applications sufficiently in advance of filing, - and no less than [***] prior to any relevant deadline, provided such time is available, - to permit reasonable review and comment by Bayer and giving due consideration to such comments; and (iii) a copy of applications as filed, together with notice of its filing date and serial number. Before Eidos submits any material filing, including a new Patent application Covering a Joint Invention or Eidos Sole Invention, or response to such Patent authorities with respect to such Eidos Patents and Joint Patents, Eidos will provide Bayer with a reasonable opportunity to review and comment on such filing or response (i.e., no less than [***] prior to the filing deadline) and will take into account and consider in good faith Bayer’s reasonable and timely (i.e., no less [***] prior to the filing deadline) requests and suggestions regarding the filing, prosecution and maintenance of such Eidos Patents and Joint Patents under this Section 9.2(a).

(b) Step-In Right. Subject to [***], if Eidos elects not to continue to prosecute, maintain or defend a given Eidos Patent in the Field in the Licensed Territory (or in a particular country within the Licensed Territory) pursuant to Section 9.2(a), then Eidos will give Bayer notice thereof within a reasonable period (but not less than [***]) prior to allowing such Patent rights to lapse or become abandoned or unenforceable, and Bayer will have the right, but not the obligation, to prosecute, maintain or defend such Patent right. Bayer will have the right, but not the obligation, to assume responsibility for continuing the diligent prosecution of such Patent rights in the Field in the Licensed Territory (or in a particular country within the Licensed Territory) and paying any required fees to maintain such Patent rights in the Field in the Licensed Territory (or in a particular country within the Licensed Territory) or defending such Patent rights, all at Bayer’s sole expense, through Patent counsel or agents of its choice (provided that, for clarity, Bayer shall have no obligation to reimburse Eidos for any costs incurred before Bayer took over such responsibility). [***]. Upon transfer of Eidos’ responsibility for filing, prosecuting, maintaining and defending any of the Patent rights to Bayer under this Section 9.2(b), Eidos will promptly deliver to Bayer copies of all necessary files related to the Patent rights with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for Bayer to assume such prosecution, maintenance and defense.

(c) Cooperation. Each Party will, and will cause its Affiliates to, reasonably cooperate, with the other Party with respect to the preparation, filing, prosecution, extension and maintenance of the Eidos Patents and Joint Patents pursuant to this Section 9.2, including with respect to obtaining Patent term restoration, Supplementary Protection Certificates or their equivalents, and Patent terms extension with respect to the Eidos Patents and Joint Patents in any country or jurisdiction where applicable.

9.3 Third Party Infringement.

(a) Notice. Each Party will promptly notify the other in writing if it becomes aware of any (i) apparent, threatened or actual infringement by a Third Party of any Eidos Patent or Joint Patent or Joint Invention Patent or (ii) unauthorized use or misappropriation of any Eidos Know-How by a Third Party, and, in each case, that Covers or relates to the Exploitation of the Compound or the Licensed Product in the Field in or outside the Licensed Territory (each, an “Infringement”), and will provide the other Party with all evidence in such Party’s possession or control supporting such Infringement.

(b) Bayer First Right. As between the Parties, Bayer will have the first right, but not the obligation, using counsel of its choosing and at its sole cost and expense, to institute any action alleging Infringement of the Eidos Patents or Joint Patents or Joint Invention Patent by a Third Party conducting the Manufacture, use, marketing or sale of a product falling within the scope of the exclusive license granted to Bayer in Section 7.1 (any such action, an “Infringement Action”), except as provided in this Section 9.3(b). If Bayer requests that Eidos joins any such action, and Eidos is a necessary party under Applicable Law to establish standing for the initiation or maintenance of such action, Eidos agrees to join as a co-plaintiff in such action, at Bayer’s cost and expense. Eidos shall have the right, at its own cost and expense, to also be represented in any such action with respect to infringement of the Eidos Patents or Joint Patents or Joint Invention Patent in the Licensed Territory by counsel of its own choice, and Bayer will notify and keep Eidos apprised in writing of any such Infringement Action, including by providing Eidos with copies of any pleadings, briefs, declarations, correspondence and other documents, and will consider Eidos’ reasonable interests and requests regarding such Infringement Action, provided that Bayer shall retain control of the proceeding and shall have final say on all decisions related thereto.

(c) Eidos Right. If Bayer fails to commence a suit to enforce the Eidos Patents or Joint Patents or Joint Invention Patent against such Infringement Action (or to settle or otherwise secure the abatement of such Infringement Action) within (i) [***] after its receipt or delivery of notice under Section 9.3(a), or (ii) [***] before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, whichever comes first, or ceases to diligently pursue such Infringement Action, Eidos will have the right, but not the obligation, at its own cost and expense to institute such Infringement Action against the applicable Third Party infringer(s). Bayer shall have the right to be represented in any such action by counsel of its own choice and at its own expense.

(d) Cooperation. In any Infringement Action brought under the Eidos Patents or Joint Patents pursuant to Section 9.3(b) and Section 9.3(c), each Party will, and will cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Eidos Patents and Joint Patents and will join such suit as a party, if reasonably requested by the other Party. Furthermore, the Party initiating any Infringement Action pursuant to Section 9.3(b) or Section 9.3(c) will consider in good faith all reasonable and timely comments from the other Party on any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Patent rights. Neither Party shall have the right to settle any infringement litigation with respect to any Eidos Patent or Joint Patents under this Section 9.3 in a manner that diminishes the rights or interests of the other Party without the consent of such other Party (which shall not be unreasonably withheld, conditioned or delayed).

(e) Allocation of Recoveries. Any settlements, damages or monetary awards recovered by either Party pursuant to any Infringement Action with respect to the Eidos Patents or Joint Patents will, after reimbursing the Parties for their reasonable out-of-pocket expenses in making such recovery (which amounts will be allocated in the following order of priority: (x) first, the Party bringing suit or action shall be reimbursed for all costs and expenses (including reasonable attorney’s fees and costs) incurred in connection with such suit or action, (y) then to the costs and expenses (if any) of the other Party), be retained by the Party that brought and controlled the action, and [***].

9.4 Claimed Infringement. Each Party will promptly notify the other Party if a Third Party brings any action, claim or assertion alleging intellectual property infringement by Bayer or Eidos or any of their respective Affiliates, or Sublicensees with respect to the Development, Manufacture or Commercialization of any Licensed Product (any such action, an “Infringement Claim”) in or outside the Licensed Territory. Such notice will include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Bayer will have the sole right, but not the obligation, to control the defense and response to any such Infringement Claim in the Licensed Territory with respect to Bayer’s activities, at Bayer’s sole cost and expense, and Eidos will have the right, at its own cost and expense, to be represented in any such Infringement Claim in the Licensed Territory by counsel of its own choice. Eidos shall have the sole right, but not the obligation, to control the defense and response to any such Infringement Claim with respect to Eidos’ activities, including any such Infringement Claim outside of the Licensed Territory, and Bayer will have the right, at its own cost and expense, to be represented in any such Infringement Claim outside of the Licensed Territory by counsel of its own choice. Upon the request of the Party controlling the response to the Infringement Claim, the other Party will reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim. The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation. If the Infringement Claim is brought against both Parties, then each Party will have the right to defend against the Infringement Claim. The Party defending an Infringement Claim under this Section 9.4 will (a) consult with the other Party as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, any pleadings, briefs, declarations, correspondence and other similar documents, in connection with such defense. The Party controlling the defense against an Infringement Claim will have the right to settle such Infringement Claim on terms deemed reasonably appropriate by such Party, provided, that, unless any such settlement includes a full and unconditional release from all liability of the other Party and does not adversely affect the rights of the other Party, any such settlement will be subject to the other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.

9.5 Common Interest. All information exchanged between the Parties regarding the prosecution and maintenance, and enforcement and defense, of the Eidos Patents, Joint Patents and Joint Invention Patents under this Article 9 will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such prosecution and maintenance, and enforcement and defense, the interests of the Parties as licensor and licensee are to obtain the strongest Patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent rights under this Article 9, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 9 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information, and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

9.6 [***]. To the extent that [***] has retained any right to prosecute or enforce any [***] or otherwise be involved in such activities [***], Eidos will use reasonable efforts to [***]. Notwithstanding the foregoing, Eidos will not be deemed to be in breach of its obligations under this Article 9 if, after using such reasonable efforts, it is unable to [***]. Furthermore, to the extent Eidos is unable to [***] in a manner that complies with the provisions of this Article 9, Eidos will [***] in consultation with Bayer.

9.7 Prosecution and Maintenance of [***]. Eidos shall have the exclusive right but no obligation to prepare, file, prosecute, extend, maintain, defend and enforce, in its own name and at its sole expense, [***], and Bayer shall have the exclusive right but no obligation to prepare, file, prosecute, extend, maintain, defend and enforce, in its own name and at its sole expense, [***]. Section 9.2(a) sentences 3 and 4 apply mutatis mutandis on [***].

9.8 Prosecution, Enforcement, and Defense of Licensed Product Trademark.

(a) Eidos and its Affiliates will use Commercially Reasonable Efforts to prosecute and maintain the Licensed Product Trademark for the Licensed Product in the countries of the Licensed Territory where the Licensed Product is being Commercialized, subject to reasonable consultation and cooperation with Bayer. Notwithstanding the foregoing, the prosecution strategy for the Licensed Product Trademark will be determined exclusively by Eidos and its Affiliates. In the event Eidos elects not to prosecute or maintain any such Licensed Product Trademark in any such country in the Licensed Territory, Eidos shall provide reasonable prior written notice to Bayer of its intention not to prosecute or maintain any such Licensed Product Trademark in such country in the Licensed Territory.

(b) Each Party shall consult with such other Party in good faith, with respect to any material, substantive issue or any opposition, cancellation, invalidity or other proceeding that may be raised or asserted against any application or registration for any Licensed Product Trademark in the Licensed Territory prior to taking any material action in response thereto.

(c) Bayer and Eidos shall promptly notify each other (i) of any claim, threat, lawsuit, filing, or other notice or allegation of infringement of which they become aware regarding Bayer’s use of the Licensed Product Trademark in the Licensed Territory or (ii) if the Parties become aware of the existence of any Third Party use or applications to register in the Licensed Territory any mark or name that consists of or incorporates the Licensed Product Trademark, or any mark or name which is confusingly similar thereto. Eidos and its Affiliates shall have the right, but not the obligation, to take any action or bring any infringement, unfair competition, or other claims or proceedings involving the Licensed Product

Trademark. If requested by Eidos, Bayer shall cooperate with Eidos in connection with any such action. All outside expenses incurred in connection with actions initiated by Eidos shall be paid by Eidos, and any monetary damages recovered by Eidos in such action initiated by Eidos, shall be the property of Eidos.

(d) Eidos shall be responsible for the timely renewal of the Licensed Product Trademark at its own cost in the Licensed Territory.

9.9 Domain Names. Bayer shall be responsible for the registration, hosting, maintenance and defense of the Domain Names which are identical or similar with the Licensed Product Trademark (hereinafter referred to as “Domain Names”) under all relevant country code Top Level Domains (ccTLD) which belong to the Licensed Territory. For the avoidance of doubt, Bayer is allowed to register such Domain Names in its own name, to host on its own servers, maintain and defend the Domain Names and use them for websites. As Domain Names under generic Top-Level Domains (gTLDs), unlike ccTLD Domains, are not linked per se with national territories, the Parties shall use best efforts to establish responsibilities and guidelines for the registration, maintenance, defense, renewal and common use of all Domain Names under the gTLDs.

Article 10

REPRESENTATIONS AND WARRANTIES

10.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Execution Date as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate actions on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict. It is not a party to and shall not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d) No Debarment. Neither it nor any of its or its Affiliates’ employees, agents or independent contractors performing under this Agreement, or in the case of Eidos, no employee, agent or independent contractor engaged by Eidos or its Affiliates in the development of any of the Compound or Licensed Product prior to the Execution Date, has ever been, or is currently: (i) debarred under 21 U.S.C. § 335a or its equivalents; (ii) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (iii) listed in the FDA’s Clinical Investigators – Disqualification Proceedings Database, including for restrictions; or (iv) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) or its equivalents, but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if it becomes aware that it or any of its or its Affiliates’ employees, agents or independent contractors performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party shall immediately notify the other Party. This provision shall survive termination or expiration of this Agreement.

10.2 Representations and Warranties by Eidos. Eidos hereby represents and warrants to Bayer, as of the Execution Date, as follows:

(a) Title; Encumbrances. Eidos fully Controls and, except as set forth in Schedule 10.2(a), owns or has a valid right to use the Eidos Technology existing as of the Execution Date, including all Know-How and Patents that are in practice used by Eidos and its Affiliates as of the Execution Date in the Exploitation of the Licensed Products, and including the Patents listed on Exhibit A that are owned, [***], which are Controlled, by Eidos free and clear of any encumbrances, provided, however, that the foregoing shall not constitute a representation or warranty of non-infringement of a Third Party’s intellectual property rights beyond Section 10.2(b) or 10.2(k)(j). Eidos has the right to grant the licenses to Bayer as purported to be granted pursuant to this Agreement. Neither Eidos nor any of its Affiliates has entered into any agreement granting any right, interest or claim in or to, any Eidos Patents or Eidos Know-How to any Third Party that would conflict with the licenses to Bayer as purported to be granted pursuant to this Agreement. Except as explicitly set forth in Schedule 10.2(a), none of the Eidos Technology, nor any of Eidos’ right, title or interest therein or thereto, is subject to any lien, option or other contingent right, restriction or claim of ownership (or other right, title or interest) by any Third Party or any other encumbrance.

(b) Notice of Infringement or Misappropriation. Neither Eidos nor any of its Affiliates has received any written communication from any Third Party (i) asserting or alleging that the practice or other use of the Eidos Technology or any Exploitation of the Compound or Licensed Products or Licensed Product Trademark infringed or misappropriated, or would infringe or misappropriate, the intellectual property rights of any Third Party, or (ii) challenging the validity, enforceability, patentability, use or ownership of any of the Eidos Technology; and in each case (i) and (ii), to Eidos’ Knowledge, none of the foregoing have been threatened and there is no reasonable basis for any of the foregoing.

(c) No Proceedings. There are no pending, and to the Knowledge of Eidos, there are no threatened, actions, claims, demands, suits, or proceedings against Eidos or any of its Affiliates or, to the knowledge of Eidos, pending or threatened against any Third Party, in each case involving the Eidos Technology, or relating to the transactions contemplated by this Agreement.

(d) Third Party Activities. To the Knowledge of Eidos, there are no activities by Third Parties that would constitute infringement or misappropriation of the Eidos Technology (in the case of pending claims, evaluating them as if issued).

(e) Information Provided. To Eidos’ Knowledge, Eidos has not failed to disclose to Bayer any material information in Eidos’ or any of its Affiliates’ possession or control, concerning the efficacy, side effects, injury, toxicity or sensitivity, reaction and incidents of severity in any Clinical Trials and any Manufacturing related to Exploitation of the Compound and Licensed Product; and to Eidos’ Knowledge, the information, including documents, delivered or made available by Eidos to Bayer prior to the Execution Date, are true and accurate and complete in all material respects, and to Eidos’ Knowledge, it has not failed to disclose any material information that could reasonably be expected to cause the information that has been disclosed to be misleading in any material respect.

(f) Compliance with Applicable Law. In the course of Developing the Eidos Technology, Compound and Licensed Product, Eidos has not conducted any Development activities (including any preclinical studies or Clinical Trials) in material violation of any Applicable Law.

(g) Dealings with Regulatory Authorities. With respect to each submission to a Regulatory Authority regarding Compound or Licensed Product, Eidos has not made an untrue statement of a material fact or fraudulent statement to such Regulatory Authority or knowingly failed to disclose a material fact required to be disclosed to such Regulatory Authority.

(h) Existing Agreements. Eidos has provided Bayer with a true and complete (except as visibly redacted) copy of each Existing Agreement; the Existing Agreements constitute the only agreements Eidos or any of its Affiliates has entered into with respect to the Eidos Technology [***] relevant for Exploitation of Licensed Product in the Licensed Territory; and each Existing Agreement is valid, binding and enforceable according to its terms; Eidos is not in material breach of any Existing Agreement; and Eidos has not received any notice of any continuing default, breach or violation under any Existing Agreement.

(i) Eidos Patents and Licensed Product Trademarks. Exhibit A contains a correct and complete list of all Eidos Patents and Licensed Product Trademarks as of the Execution Date in the Licensed Territory. All Eidos Patents and Licensed Product Trademarks are being equitably and diligently filed and prosecuted in the Licensed Territory in accordance with Applicable Law. To Eidos’ Knowledge, the Eidos Patents and Licensed Product Trademarks have been filed and prosecuted properly and correctly and all applicable fees and other payments have been paid on or before the due date for payments. To Eidos’ Knowledge, all of the Eidos Patents and Licensed Product Trademarks issued in the Licensed Territory as of the Execution Date are valid and enforceable.

(j) No Affiliated Entity Intellectual Property. No Affiliated Entity owns or Controls (through license or otherwise) any Patent or Know-How that is necessary for the Exploitation of the Compound or Licensed Products in the Field in the Licensed Territory or to Manufacture the Licensed Products outside the Licensed Territory, or that as of the Execution Date is in practice used by Eidos or Eidos’ Affiliates in the Exploitation of Licensed Products.

(k) Infringement and Misappropriation. To Eidos’ Knowledge, neither the Exploitation of the Compound or Licensed Product nor the practice or other use of any Eidos Technology as of the Execution Date, in each case, as currently contemplated and discussed by the Parties as of the Execution Date, is or was or will be infringing, misappropriating or otherwise violating any Patent, trademark or Know-How of any other Person.

(l) Government Funding. Except for the Stanford Agreement, neither Eidos nor any of its Affiliates has entered into an agreement or other arrangement with any academic institution, research center or Governmental Authority (or any person working for or on behalf of any of the foregoing) or accepted any funding, intellectual property, facilities, personnel or other resources from any academic institution, research center or Governmental Authority with respect to the Development of the Eidos Technology or Compound or Licensed Product, or any intellectual property that is or will be included in the Eidos Technology.

10.3 Other Covenants.

(a) No Transfer of Title. Eidos covenants and agrees that from the Execution Date until the end of the Term, neither it nor its Affiliates shall (i) enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Eidos Technology, in each case, that is in conflict with the rights granted by Eidos to Bayer under this Agreement or that would prevent Eidos from performing its obligations under this Agreement; or (ii) transfer by assignment or otherwise any Eidos Technology to any Third Party except in strict compliance with Section 15.6; or (iii) except as required to comply with the Funding Agreements or in connection with a Securitization Transaction as set forth in Section 15.6(c), grant any lien, option or other contingent right, or any other encumbrance on or otherwise with respect to this Agreement or any of Eidos’ rights or obligations hereunder, or under the Eidos Technology, provided that Eidos shall ensure that any such contingent right or encumbrance will not in any way adversely affect Bayer’s rights, including license grants, under the terms of this Agreement.

(b) Existing Third Party Obligations. From the Execution Date until the end of the Term, Eidos shall:

(i) keep Bayer reasonably informed of any material development pertaining to, including any request or proposal to amend or modify, [***] and not amend, or waive any material right under, [***] without the prior written consent of Bayer which consent shall not be unreasonably withheld, delayed or conditioned.

(ii) maintain [***] in full force and effect;

(iii) perform its obligations thereunder, including any payment obligations due pursuant to [***];

(iv) with respect to any breach or default under [***] that if uncured would enable [***], if notified of such breach or default or notified of the other party’s intention to notify:

(A) give immediate written notice thereof to Bayer;

(B) cure such breach or default within the period of time as may be required pursuant to [***], if such breach or default is curable; and

(C) provide Bayer with written confirmation thereof.

(c) If any Patent or Know-How that is (i) necessary, or (ii) actually used by Eidos or its Affiliates or Sublicensees, for the Exploitation of the Compound or Licensed Products in the Field, comes under the Control of an Affiliated Entity, and such Patent or Know-How is necessary or reasonably useful, in each case of (i) or (ii) for the Exploitation of the Licensed Product in the Licensed Territory, then Eidos shall use Commercially Reasonable Efforts to obtain Control of such Patent or Know-How.

(d) Export Control. Neither Bayer nor Eidos nor any of their Affiliates (or any of their respective Sublicensees, employees and contractors), in connection with the exercise of its rights or performance of its obligations under this Agreement, shall knowingly cause the other Party to be in violation of any applicable U.S. or foreign export control laws and regulations.

(e) Eidos Technology. Neither Bayer nor any of its Affiliates (or any of their respective Sublicensees, employees and contractors), shall engage in any activities that use the Eidos Technology in a manner that is outside the scope of the license rights granted to it hereunder. Neither Eidos nor any of its Affiliates (or any of their respective Sublicensees, employees and contractors), shall engage in any activities that use the Eidos Technology in a manner that conflicts with the exclusive license granted to Bayer hereunder.

10.4 Disclaimer. Neither Party makes any representations or warranties except as set forth in this Article 10.

10.5 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS Article 10, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

10.6 Antitrust Filings.

(a) Each of Bayer and Eidos agrees to prepare and make or cause to be prepared and made appropriate filings pursuant to [***] and any other antitrust requirements relating to this Agreement and the transactions contemplated under this Agreement as soon as reasonably possible (i) after the Execution Date or, (ii) in case of a Conferred Procedure, after Bayer’s and Eidos’ receipt of a respective request by an Antitrust Authority. Each of Bayer and Licensor agrees to cooperate in procuring the Clearance, including by furnishing to the other Party such necessary information and reasonable assistance as the other Party may request in connection with its preparation of any filing or submission that is necessary under antitrust requirements, and to furnish promptly to the relevant Antitrust Authority any information requested by such in connection with such filings. Each Party shall furnish copies (subject to reasonable redactions for privilege or confidentiality concerns) of, and shall otherwise keep the other Party apprised of the status of any communications with, and any inquiries or requests for additional information from, the relevant Antitrust Authority, and shall comply promptly with any such inquiry or request.

(b) Each Party shall give the other Party the opportunity to review in advance and shall consider in good faith the other Party’s reasonable comments in connection with any proposed filing or communication with the relevant Antitrust Authority. Each Party shall consult with the other Party, to the extent practicable, in advance of participating in any substantive meeting or discussion with the relevant Antitrust Authority with respect to any filings, investigation or inquiry and, to the extent permitted by such Antitrust Authority, give the other Party the opportunity to attend and participate thereat. Eidos shall not withdraw its filing under the antitrust requirements relating to this Agreement or agree to delay the Effective Date without the prior written consent of Bayer. The Parties’ rights and obligations hereunder apply only in so far as they relate to this Agreement and to the transactions contemplated by this Agreement.

(c) Each Party shall use reasonable efforts to obtain an early termination of the applicable waiting period under any Clearance required under antitrust Laws relating to the completion of the transactions contemplated by this Agreement. Reasonable efforts as used in this section shall not include proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, disposition, licensing or sublicensing of any of a Party’s or its Affiliates’ assets, properties or businesses or of any of the rights of a Party or any of its Affiliates, or defending through litigation any claim asserted in court by any Third Party that would restrain, prevent, or delay the Effective Date.

(d) Other than the provisions of [***] which shall become effective on the Execution Date, the rights and obligations of the Parties under this Agreement shall not become effective until the Effective Date. Upon the occurrence of the Effective Date, all provisions of this Agreement shall become effective automatically without the need for further action by the Parties except as set forth in this Section 10.6; for the avoidance of doubt, Section 10.7 shall remain unaffected.

(e) In the event that Clearance from any Antitrust Authority is not obtained (i) within [***] after the Execution Date or (ii) in case of a Conferred Procedure, within [***] after Bayer’s and Eidos’ receipt of a formal notice on the initiation of such Conferred Procedure from the respective Antitrust Authority, or (iii) such other date as the Parties may mutually agree, this Agreement may be terminated by either Party on written notice to the other. In the event a provision of this Agreement needs to be deleted or substantially revised in order to obtain Clearance, the Parties shall negotiate in good faith. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 10.6(e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure to receive Clearance prior to such date.

(f) Each Party shall be responsible for one half of the filing fee associated with Bayer’s filing under [***]. Each Party shall otherwise be responsible for its fees associated with the preparation and submission of any required notification and report form to any other Antitrust Authority, and the provision of any supplemental information to any Antitrust Authority, including any legal fees incurred by such Party in connection with such Party’s obligations pursuant to this Section 10.6.

10.7 Conferred Procedure after the Effective Date.

(a) Should any Antitrust Authority announce its intention to commence a Conferred Procedure after the Effective Date, Bayer’s obligations under [***] and Eidos’ obligations under [***] shall be suspended until the date (i) that the respective Antitrust Authority announces the final withdrawal of its intention to commence a Conferred Procedure or (ii) that the respective Antitrust Authority grants Clearance in the course of the Conferred Procedure and all timelines applicable to Bayer and Eidos under this Agreement shall be extended respectively.

(b) For the avoidance of doubt: Section 10.6 shall apply to any Conferred Procedure commenced by any Antitrust Authority after the Effective Date as per Section 10.7 above. Should either Party terminate this Agreement as per Section 10.6(e) Licensor shall reimburse to Bayer any payments made under this Agreement prior to the effective date of such termination.

Article 11

INDEMNIFICATION

11.1 Indemnification by Eidos. Eidos shall defend, indemnify, and hold each Bayer Party and each of their respective officers, directors, employees, and agents (the “Bayer Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant (excluding Sublicensees of Bayer), as well as any reasonable attorneys’ fees and costs of litigation incurred by such Bayer Indemnitees, all to the extent resulting from claims, suits, proceedings or causes of action brought by or on behalf of such Third Party against such Bayer Indemnitee that arise from or are based on: (a) a breach of any of Eidos’ representations, warranties and obligations under this Agreement; (b) the willful misconduct or negligent acts of Eidos or any Eidos Indemnitees; or (c) any violation of Applicable Law by Eidos or any Eidos Indemnitees; excluding, in each case ((a), (b) and (c)), any damages or other amounts to the extent Bayer has an obligation to indemnify any Eidos Indemnitee pursuant to Section 11.2.

11.2 Indemnification by Bayer. Bayer shall defend, indemnify, and hold Eidos, its Affiliates, its Affiliated Entities, licensees, Sublicensees and each of their respective officers, directors, employees, and agents, (the “Eidos Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant (excluding Sublicensees of Eidos), as well as any reasonable attorneys’ fees and costs of litigation incurred by such Eidos Indemnitees, all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Eidos Claims”) against such Eidos Indemnitee that arise from or are based on: (a) the Exploitation of the Compound or Licensed Products by Bayer or any Bayer Indemnitees; (b) a breach of any of Bayer’s representations, warranties and obligations under this Agreement; (c) the willful misconduct or negligent acts of Bayer or any Bayer Indemnitees; or (d) any violation of Applicable Law by Bayer or any Bayer Indemnitees; excluding, in each case ((a), (b), (c) and (d)), any damages or other amounts to the extent Eidos has an obligation to indemnify any Bayer Indemnitee pursuant to Section 11.1.

11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Sections 11.1, 11.2 or 11.6, as applicable, shall be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in prejudice to the Indemnifying Party. At its option, the Indemnifying Party may assume the defense of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within [***] after receipt of the notice of the Claim. The assumption of defense of the Claim shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party shall upon request of the Indemnifying Party provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not admit liability or settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of money. The Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 12 to obtain indemnification from the Indemnifying Party.

11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, INDIRECT DAMAGES, OR LOST PROFITS, LOST REVENUE OR LOST GOODWILL, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OR AWARENESS OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 11.1, 11.2 AND 11.6, (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12, (C) DAMAGES AVAILABLE IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, OR (D) DAMAGES TO THE EXTENT THAT SUCH LIMITATION OR RESTRICTION WOULD BE INVALID BY APPLICABLE LAW.

11.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder that is consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon request. Notwithstanding the foregoing, either Party may self-insure in whole or in part the insurance requirements described above, provided such Party continues to be investment grade determined by reputable and accepted financial rating agencies. Such insurance shall not be construed to create a limit of each Party’s liability with respect to its indemnification obligations under this Article 11.

11.6 No Transfer of Employees.

(a) No Transfer of Employees. The Parties are in agreement that a transfer of any employee to Bayer or any Bayer Affiliate in connection with the execution of the Agreement is not intended.

(b) No Transfer of Undertaking. Eidos and Bayer enter this Agreement based on the common understanding that the execution of the Agreement, especially the collaboration for the further development and commercialization of the Licensed Product in the Licensed Territory as set out in this Agreement, does not constitute a transfer of undertaking within the meaning of the Transfers of Undertakings Directive 2001/23/EC and any national implementation laws or any law or regulation of substantially similar effect in the case of transfer of undertaking or business (“Transfer of Undertaking“). Eidos shall use all reasonable (also commercially) efforts to ensure that the Transfer of Undertaking does not apply and that no person’s employment (or any liability relating hereto) transfers to Bayer or any Bayer Affiliate. Bayer shall not be obligated to pay any consideration for Eidos’ efforts or to incur any costs, obligations or liabilities that Eidos incurs in connection with its efforts.

Should nonetheless employees claim (whether directly by such person or through any worker representative) that their employment relationship mandatorily has to be transferred to Bayer or any Bayer Affiliate, the following provisions in Section 11.6(c) and 11.6(d) shall apply:

(c) The Parties will inform each other without undue delay about the aforementioned claims being made and shall mutually agree a strategy against such claims and all steps to be taken in the defense (e.g., how to persuade such employee to withdraw such allegation) at the sole cost of Eidos.

(d) Eidos shall indemnify and hold Bayer and the relevant Bayer Affiliate harmless from all costs resulting out of such (claimed) transfer and, if applicable, the termination of employment with such employee (including salary costs, redundancy, severance payments and reasonable legal costs). Reversely, Bayer shall give a notice of termination to the transferring employee in compliance with all Applicable Law and any other applicable legal regulations (e.g. collective or works agreements) as quickly as reasonably and lawfully possible and, to the extent permissible under Applicable Law, no later than [***] after the employee has claimed a transfer against Bayer or any Bayer Affiliate in court and provided that Eidos has provided Bayer with all information reasonably required for such termination notice; it is being understood that in such case Bayer shall bear any additional costs arising due to a delayed notice of termination. Furthermore, Eidos shall use all reasonable (also commercially) efforts to persuade such employee to withdraw such allegation against Bayer or the relevant Bayer Affiliate.

(e) No Benefit to Third Parties. Nothing contained herein, expressed or implied, is intended to confer upon any employee any benefits or claim to employment or severance benefits with Bayer or Eidos or Eidos's Affiliates for any period by reason of this Agreement. The provisions of this Agreement are for the sole benefit of the Parties and their affected Affiliates (if any) to this Agreement and are not for the benefit of any Third Party.

Article 12

CONFIDENTIALITY

12.1 Non-Use and Non-Disclosure. Except as otherwise expressly set forth herein, the Receiving Party shall keep the Confidential Information of the Disclosing Party confidential using at least the same degree of care with which the Receiving Party holds its own confidential information, but in no event less than a commercially reasonable degree of care, and shall not (a) disclose such Confidential Information to any Person without the prior written approval of the Disclosing Party, except, solely to the extent necessary to exercise its rights or perform its obligations under this Agreement, to its employees, Affiliates, Affiliated Entities, Sublicensees (with respect to Bayer), Third Party licensees (with respect to Eidos) and contractors, consultants or agents who have a need to know such Confidential Information, all of whom will be bound by an obligation (contractual, fiduciary or otherwise) of confidentiality, non-use and non-disclosure at least as restrictive as set forth in the provisions of this Article 12 and for whose compliance herewith the Disclosing Party will be responsible, or (b) use such Confidential Information for any purpose other than for the purposes contemplated by this Agreement. The Receiving Party will use diligent efforts to cause the foregoing Persons to comply with the restrictions on use and disclosure of the Disclosing Party’s Confidential Information set forth in this Section 12.1, and shall be responsible for ensuring that such Persons maintain the Disclosing Party’s Confidential Information in accordance with this Article 12.

12.2 Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party (or, as directed by the Disclosing Party, destroy) all Confidential Information of the Disclosing Party that is in the Receiving Party’s possession or control; provided, however, that one (1) copy of any Confidential Information of the Disclosing Party may be retained and stored solely for the purpose of determining its obligations under this Agreement; provided that the non-disclosure and non-use obligation under this Article 12 shall continue to apply to any such copy. In addition, the Receiving Party shall not be required to return or destroy Confidential Information contained in any computer system back-up records made in the ordinary course of business; provided that such Confidential Information may not be accessed without the Disclosing Party’s prior written consent or as required by Applicable Law, and that such Confidential Information remain subject to the non-disclosure and non-use obligation under this Article 12.

12.3 Permitted Disclosure. In addition to the exceptions contained in Section 1.48 and Section 12.1, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary in the following instances:

(a) to comply with Applicable Law (including any securities law or regulation or the rules of a securities exchange pursuant to Section 12.3(d) below) or the order of a court of competent jurisdiction; provided that, where legally permissible, the Receiving Party promptly, but in any case, if reasonably possible, not later than [***] prior to such disclosure, to the extent permitted by Applicable Law, notifies the Disclosing Party of such obligation sufficiently, so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and fully cooperates with the Disclosing Party, if so requested, in maintaining the confidentiality of such information by applying for a protective order or any similar legal instrument. In any event, the Receiving Party shall only disclose such Confidential Information to the extent required under Applicable Law and shall continue to treat such information as Confidential Information for all other purposes under this Agreement;

(b) to prosecute or defend litigation or to otherwise exercise its rights or perform its obligations in Section 9.4, to obtain or maintain Regulatory Approvals and other regulatory filings and communications, to file or prosecute Patent applications as contemplated by this Agreement and to enforce Patent rights in connection with the Receiving Party’s rights and obligations pursuant to this Agreement;

(c) to allow the Receiving Party to exercise its rights and perform its obligations under this Agreement, including that Eidos shall have the right to disclose to Eidos’ Third Party licensees or Sublicensees the Development activities of Bayer as provided by Bayer in Section 3.4; provided that such Third Party licensees grant Eidos reciprocal rights to disclose their Development activities to Bayer and that such disclosure is covered by written obligations of confidentiality and non-use that are substantially similar to those set forth herein; and

(d) to bona fide prospective or actual purchasers, acquirers, licensees, Sublicensees, permitted assignees or merger candidates or to bona fide existing or potential investment bankers, investors, lenders, or financing sources solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, collaboration or license (“Other Recipients”), provided, that (i) such Other Recipients are bound by written obligations of confidentiality and non-use at least as stringent as those contained herein [***] and (ii) the failure of such Other Recipients to comply with the terms and conditions of this Agreement shall be considered a breach of this Agreement by the Receiving Party.

12.4 Disclosure of Agreement. Either Party may disclose the terms of this Agreement (a) to the extent required to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in the Licensed Territory; provided that such Party shall submit a confidential treatment request in connection with such disclosure and shall submit with such confidential treatment request only such redacted form of this Agreement as may be mutually agreed in writing by the Parties; (b) to Other Recipients, so long as such Third Party has executed with such Party, and such Party has provided to the other Party, a copy of a confidentiality agreement (redacted for name of party, economic terms or other competitive information) with terms at least as protective with respect to Confidential Information as those contained herein, in a form reasonably acceptable to the other Party (which acceptance shall not be unreasonably withheld, conditioned or delayed); and (c) to the extent necessary to perform such Party’s obligations or exercise its rights under this Agreement, [***] or any Sublicensee, collaborator or potential Sublicensee or collaborator of such Party; provided that [***] Sublicensee, collaborator or potential Sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Article 12.

12.5 Protection of Eidos Know How. During the term of this Agreement, Eidos shall keep the Eidos Know-How confidential and shall not disclose such to any Third Party; provided that (a) Sections 12.1-12.3 shall apply mutatis mutandis, and (b) Eidos shall not be restricted in disclosing Eidos Know-How to any Third Party licensee (x) outside the Field or Licensed Territory or (y) in a country of the Licensed Territory in which the exclusive license granted to Bayer hereunder has expired or become non-exclusive, provided that such Third Party licensee is bound by a contractual obligation of confidentiality and non-use at least as restrictive as set forth in this Agreement [***].

12.6 Publicity; Use of Name and Logo.

The Parties have agreed on a press release announcing this Agreement, to be issued by the Parties on such date and time as may be agreed by the Parties. Except to the extent expressly permitted under this Agreement, the Ancillary Agreements or required by Applicable Laws, each Party will not use the other Party’s or its Affiliates’ or its Affiliated Entities’ name or logo in any label, press release or product advertising, or for any other promotional purpose, without first obtaining the other Party’s written consent.

12.7 Publications. Except for disclosures permitted under this Article 12, neither Party shall have the right to make, without the other Party’s prior written consent, any Public Communication or Scientific Communication.

(a) Review and Comment. If either Party (the “Publishing Party”) wishes to make a Public Communication or Scientific Communication, the Publishing Party shall provide the other Party the opportunity to review any proposed public communication (including verbal presentations) with respect thereto by delivering a copy thereof (if applicable) to the other Party (i) in case of a Public Communication or a Scientific Communication which includes an abstract or scientific presentation, at [***] and (ii) in case of a Scientific Communication which includes a manuscript at least [***], in each case of (i) and (ii), prior to their intended submission or publication. With respect to Scientific Communications, the other Party shall have (A) [***] from its receipt of any abstract or scientific presentation or (B) [***] from its receipt of any such manuscript, in each case of (A) and (B), in which to notify the Publishing Party in writing of approval of the disclosure, such approval not to be unreasonably withheld, conditioned or delayed. With respect to Public Communications, the other Party shall have [***] from its receipt of such Public Communication in which to notify the Publishing Party in writing of approval of the disclosure, such approval not to be unreasonably withheld, conditioned or delayed. The Parties shall cooperate in good faith to address any comments, concerns or objections within the respective period. Each Party shall comply with (i) the other Party’s internal publication policy as well as its own internal publication policy, if any, (ii) the other Party’s request to modify or delay the timing of any publication or presentation for patenting reasons, (iii) the guidelines issued by the academic journals or scientific meetings applicable to the publication, and (iv) guidelines by International Committee of Medical Journal Editors. Each Party also will have the right to require that its Confidential Information that would be disclosed in a publication of the other Party be deleted prior to such publication. Each Party will acknowledge the other Party’s contributions in any such publication unless otherwise instructed by such other Party. In addition to the foregoing, with respect to any disclosures by Bayer, such disclosures will be subject at all times to [***].

(b) Re-Use. Once approved as per Section 12.7(a), the precise wording of any Public Communication or Scientific Communication by a Party may be re-used by such Party unless (i) the content of such Public Communication or Scientific Communication has become misleading or otherwise inadequate as to subsequent developments, or (ii) any subsequent Public Communication or Scientific Communication referring to the subject-matter thereof has been issued in line with Section 12.7(a), in which case only the later Public Communication or Scientific Communication may be re-issued, or (iii) the Parties have expressly agreed that a certain Public Communication or Scientific Communication should exclusively be issued on one or more defined occasions.

(c) Modification. Any modification, alteration, amendment or adjustment of a Public Communication or Scientific Communication shall be deemed a new Public Communication or Scientific Communication for the purpose of this Section 12.7.

12.8 Engaging Individuals. Each Party hereby agrees that all Persons engaged to perform any activities under this Agreement shall be bound by confidentiality obligations at least as restrictive as the obligations of confidentiality and non-use set forth in this Article 12 prior to performing such activities.

12.9 Information Security Obligations.

(a) Each Party shall adopt technical and organizational measures to guarantee reasonable protection of the other Party’s Confidential Information against misuse and loss, including measures that:

(i) prevent unauthorized persons, i.e. persons that do not have a legitimate right to use the other Party’s Confidential Information, from gaining access to such Confidential Information;

(ii) ensure that the other Party’s Confidential Information is not used other than in accordance with this Agreement;

(iii) ensure that the other Party’s Confidential Information is protected against accidental destruction or loss by implementing appropriate technical measures to ensure integrity and availability of the other Party’s Confidential Information; and

(iv) ensure that the target Person for any transfer of the other Party’s Confidential Information by means of data transmission facilities can be verified.

(b) Each Party may audit the other Party’s technical and organizational measures not more than [***] per Calendar Year without cause or at any time for cause (including suspicion of, or actual, loss or leakage of the requesting Party’s Confidential Information) upon [***] prior notice and during regular business hours, to:

(i) request information from the other Party (self-reporting);

(ii) cause a personal on-site inspection of the other Party, by a qualified Third Party (on-site audit). For such on-site audit, the audited Party shall grant the auditing Party access to, in particular, the data processing systems, files and documents pertaining to or containing Confidential Information of the auditing Party;

(iii) interview relevant personnel, provided that such rights may not be exercised in a manner that interferes with the normal operations and activities of the audited Party’s personnel.

The audited Party shall and shall cause its personnel to cooperate with any such activities. In particular, it shall immediately make available to the auditing Party all information and certifications that are necessary for the performance of the information security control.

12.10 Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 12 shall supersede any prior non-disclosure, secrecy or confidentiality agreement(s) between the Parties (or their Affiliates or their Affiliated Entities) dealing with the subject matter of this Agreement, including the Confidential Disclosure Agreement signed by E-Therapeutics and Bayer AG effective March 19, 2021, as extended on June 27, 2023. Any confidential information disclosed under any such prior agreement and dealing with the subject of this Agreement shall be deemed disclosed under this Agreement.

12.11 Survival. This Article 12 shall survive the expiration or termination of this Agreement and shall remain in full force and effect for [***] after such expiration or termination.

Article 13

TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall expire on a country-by-country and Licensed Product-by-Licensed Product basis upon the end of the Royalty Term for a Licensed Product hereunder (the “Term”).

13.2 Termination Rights of each Party.

(a) Termination by Bayer. Bayer shall have the right to terminate this Agreement in its entirety upon two hundred seventy (270) days prior written notice.

(b) Termination by Eidos.

(i) Eidos shall have the right to terminate this Agreement in its entirety upon written notice to Bayer in the event that a Bayer Party directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Eidos Patents (except as a defense against a claim, action or proceeding asserted by Eidos against Bayer or its Affiliates or Sublicensees) (a “Patent Challenge”); provided that Eidos shall not have the right to terminate this Agreement under this Section 13.2(b)(i):

(A) for any such Patent Challenge by Bayer or an Affiliate of Bayer if such Patent Challenge is dismissed or withdrawn within [***] after Eidos’ notice to Bayer under this Section 13.2(b)(i) and not thereafter continued; or

(B) for any such Patent Challenge by any Sublicensee (i) if such Patent Challenge is dismissed or withdrawn within [***] after Eidos’ notice to Bayer under this Section 13.2(b)(i) and not thereafter continued, or (ii) in case that the Patent Challenge is not dismissed or withdrawn in accordance with (i) above, if Bayer terminates the sublicense with such Sublicensee within [***] upon Bayer’s receipt of a written request from Eidos to terminate such sublicense.

In the event Bayer intends to assert a Patent Challenge in any forum, [***].

(ii) Without prejudice to any other remedies available to it at law or in equity (including for any breach of the terms hereof), if (A) Bayer does not conduct, or cause to be conducted any considerable activities to [***] at any time during the Term or (B) Bayer has neither commenced any considerable activities to [***], then, in each case ((A) and (B)) and the conduct of such activities was [***], then [***], and Eidos may terminate this Agreement in its entirety with [***], unless [***].

13.3 Termination by Either Party for Breach, Insolvency or Antitrust Filings.

(a) Breach.

(i) Subject to Section 13.3(b), Eidos shall have the right to terminate this Agreement in its entirety upon written notice to Bayer if Bayer materially breaches its material obligations under this Agreement and, after receiving written notice from Eidos identifying such material breach by Bayer in reasonable detail, fails to cure such material breach within [***] from the date of such notice (or within [***] from the date of such notice in the event such material breach is solely based upon Bayer’s failure to pay any amounts due Eidos hereunder).

(ii) Subject to Section 13.3(b), Bayer shall have the right to terminate this Agreement in its entirety upon written notice to Eidos if Eidos materially breaches its material obligations under this Agreement and, after receiving written notice from Bayer identifying such material breach by Eidos in reasonable detail, fails to cure such material breach within [***] from the date of such notice (or within [***] from the date of such notice in the event such material breach is solely based upon Eidos’ failure to pay any amounts due Bayer hereunder).

(b) Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.3(a), and such alleged breaching Party provides the other Party notice of such dispute within such [***] or [***] period, as applicable, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a) unless and until an arbitrator, in accordance with Article 14, has determined in a final arbitration award that the alleged breaching Party has materially breached the Agreement and that such Party fails to cure such breach within [***] following such arbitrator’s decision (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] following such arbitrator’s decision). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect.

(c) Insolvency. If, at any time during the Term (i) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside of the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (iv) a receiver or custodian is appointed for either Party’s business, or (v) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((i), (ii), (iii), (iv) or (v)), the other Party may terminate this Agreement upon written notice to the extent permitted under Applicable Law.

(d) Antitrust Filings. Either Party may terminate this Agreement as provided in Section 10.6(e).

13.4 Effects of Termination of the Agreement.

(a) Upon termination of this Agreement, all rights and obligations of the Parties shall cease immediately, unless otherwise indicated in this Agreement; provided, however, that if this Agreement has been terminated by Eidos pursuant to Section 13.3(a), any Sublicensee will, as of the effective date of termination of this Agreement, automatically and without any additional consideration become a direct licensee of Eidos with respect to the rights sublicensed to the Sublicensee by Bayer under this Agreement, so long as (i) such Sublicensee is not in breach of its sublicense agreement with Bayer, (ii) such Sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Bayer, and (iii) such Sublicensee agrees to pay directly to Eidos such Sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to it by Bayer. The foregoing shall not apply if a Sublicensee provides written notice to Eidos that it does not wish to receive and retain the rights afforded to it pursuant to this Section 13.4(a). At Bayer’s request, and its sole cost and expense, Eidos will enter into a standby license with any Sublicensee confirming the benefits conferred to such Sublicensee by this Section 13.4(a).

(b) Upon Eidos’ written request to Bayer, which request may only be delivered within (i) in case of termination by Eidos, within the notice of such termination, or (ii) in case of termination by Bayer, no later than [***] after receipt of the termination notice, Bayer will, to the extent legally possible without breaching any Applicable Law (including data privacy laws) or obligations towards Third Parties and subject to [***], make the following transfers to Eidos:

(i) Licenses. Bayer will grant, and hereby does grant, effective upon [***], an [***] (each, a “Reversion Product”) or [***], to Exploit the Compound and Reversion Products for the Field in the Licensed Territory (the “Reversion License”), provided that:

(A) Eidos shall be responsible for making any payments [***] under which Bayer grants the Reversion License and that are attributable to Exploitation of the Reversion Product, by making such payments [***]; provided, that Bayer has notified Eidos sufficiently in advance of [***] to allow for Eidos to meet its obligations under this Section; and

(B) Bayer may terminate the Reversion License with respect to any [***] if Eidos does not comply with the obligations under [***], provided that Eidos shall not be responsible for such obligations, and Bayer may not be able to terminate the Reversion License, if [***].

In consideration for such Reversion License, Eidos will pay to Bayer [***]; provided, however, that if the Parties cannot agree upon the financial terms within [***] after the effective date of such termination or request for program transfer, whichever is later, then the matter shall be resolved in accordance with Exhibit B. Notwithstanding the foregoing, Bayer shall, [***], provide reasonable technical assistance for a period of no more than [***] for the purpose of [***]. If Eidos, its Affiliates or its or their Sublicensees exercises the Reversion License and this Agreement has been terminated by Bayer pursuant to Section 13.2(a) or by Eidos pursuant to Section 13.3(a)[***].

(ii) Regulatory Materials.

(A) As promptly as practicable after the effective date of termination of this Agreement, and upon Eidos’ request, Bayer hereby assigns to Eidos, and will provide Eidos with, all [***] that are solely and exclusively for Reversion Products in the Licensed Territory. Bayer shall take all steps reasonably necessary to [***]. Eidos shall reimburse Bayer’s documented out-of-pocket costs and documented, reasonable FTE costs with respect to the foregoing assignment.

(B) [***]

(iii) Assignment of Contracts. Bayer shall assign, [***] all then-existing agreements with Third Party subcontractors and vendors (including distributors) relating solely and specifically to the Reversion Products in the Licensed Territory that [***]. The foregoing shall include assigning[***], any agreements with Third Party suppliers or vendors, including [***], to the extent they specifically cover the supply or sale of Reversion Products in in the Licensed Territory and to the extent such contracts are assignable without penalty to Bayer or its Affiliate. If any such contract between Bayer and a Third Party is not assignable to Eidos (whether by such contract’s terms or because such contract does not relate solely and specifically to Reversion Products) but is otherwise reasonably necessary or useful for Eidos to commence or continue researching, Developing, Manufacturing, or Commercializing Reversion Products in the Licensed Territory, then [***].

(iv) Promotional Materials; Domain Names. Bayer shall assign and transfer to Eidos or its designee all of Bayer’s rights, title, and interests in and to any Promotional Materials, Domain Names, [***] and all other [***] related to the Reversion Products and copyrights and any registrations for the foregoing, if any. For sake of clarity, no rights will be transferred by Bayer to Eidos into [***]. However, Eidos shall have the right to use any such packaging or material for a transitional period of [***] or until out of stock of such packaging or material, whichever comes first, solely in connection with the operation of the business as such business was conducted immediately prior to the termination of this Agreement in any country of the Licensed Territory and solely in substantially the same manner as, and solely to the extent [***] was used or otherwise displayed on such packaging or material.

(c) Conduct During Termination Notice Period. Following any notice of termination permitted under this Article 13 other than any termination pursuant to Section 13.3, during any applicable termination notice period (the applicable “Termination Notice Period”), each Party shall continue to perform all of its obligations under this Agreement.

(d) [***]. Following any notice of termination permitted under this Article 13, neither Party shall [***].

(e) Third-Party Agreements. To the extent that any payments would be owed by Bayer to any Third Parties (including royalties, milestones and other amounts) under any Third Party agreements that are applicable to the grant to Eidos of any (sub)license, right of reference or other right provided in this Section 13.4, or that are applicable to the exercise by Eidos or any of its Affiliates or Sublicensees of any sublicense or other right with respect thereto, Bayer shall notify Eidos of [***] and Eidos shall have the right either to decline such (sub)license, right of reference or other right provided in this Section 13.4 or to take the same, in which case Eidos agrees to comply with any obligations under such agreements of Bayer that apply to Eidos and of which Eidos was informed by Bayer and to make such payments, and to fully indemnify Bayer against any claims, suits, proceedings or causes of action brough by or on behalf of Bayer’s contractor or related Parties; Bayer can make the grant of such rights subject upon a security to guarantee such payments. Irrespective of anything to the contrary in this Agreement, any existing sublicense granted by Bayer to a Third Party in the Licensed Territory under Section 7.3 shall, upon written request of Bayer, remain in full force and effect, provided that (i) such Third Party Sublicensee is not then in breach of its sublicense agreement (and, in the case of termination by Eidos for breach by Bayer, that such Third Party Sublicensee (of any tier) did not cause or otherwise contribute to the breach that gave rise to the termination by Eidos), (ii) for clarity, Eidos’ obligations with respect to such Third Party Sublicensee do not in any event exceed those obligations to Bayer under this Agreement that apply to the sublicense agreement, and (iii) such Third Party Sublicensee agrees to be bound to Eidos under the financial and other terms and conditions of the sublicense agreement, which terms shall be no less favorable to Eidos than the terms under this Agreement. Eidos shall thereafter enter into a direct license with such Sublicensee on terms consistent with and no less favorable to Eidos than the terms of this Agreement.

(f) Ongoing Clinical Trials.

(i) [***]. In connection with the termination of this Agreement, other than by Bayer pursuant to Section 13.3(a), if, as of the effective date of termination of this Agreement, Bayer or its Affiliates are conducting any Clinical Trials for the Reversion Product, then, at Eidos’ election on a Clinical Trial-by-Clinical Trial basis within the general request for the Reversion Product and within due course after a Reversion Product request, [***]. Eidos shall assume [***]. Bayer shall, upon request of Eidos against reimbursement of reasonable cost, provide such knowledge transfer and other training to Eidos or its designated Affiliate or Third Party as reasonably necessary for Eidos or such designated Affiliate or Third Party to continue such Clinical Trial for the applicable Reversion Product.

(ii) Wind-Down. If Eidos does not elect to assume control of any such Clinical Trials for a Reversion Product, then Bayer shall, in accordance with accepted pharmaceutical industry norms and ethical practices, wind-down the conduct of any such Clinical Trial in an orderly manner. Bayer shall be responsible for any costs and expenses associated with such wind-down. In furtherance of the foregoing, the licenses granted to Bayer hereunder shall survive solely to the extent necessary for Bayer (and related parties) to finish, transition or otherwise wind-down such Clinical Trials, as applicable.

(g) Remaining Inventories.

(i) Bayer shall be entitled, during [***] following effective date of termination of this Agreement, to finish any work-in-progress and to sell, in the Licensed Territory any Licensed Product that remains on hand as of the effective date of the termination. Bayer shall pay Eidos the amounts applicable to such sales in accordance with the terms and conditions of this Agreement including Article 8.

(ii) At any time within [***] after the effective date of termination, Eidos shall have the right, in its sole discretion and upon written notification to Bayer, to purchase from Bayer any or all of the inventory of Reversion Products held by Bayer as of the date of such notice at a price [***].

(h) Supply Obligations. Unless and until the necessary Third Party Manufacturing agreements are assigned to Eidos pursuant to this Section 13.4, or if Bayer Manufactures the Reversion Products itself (and thus there is no contract to assign), the Program Transition Agreement shall either (i) to the extent allowable under such agreements, assign to Eidos or its Affiliates the portion of Bayer’s agreement(s) with its Third Party Manufacturing provider related to the Reversion Product(s), or alternatively, use Commercially Reasonable Efforts to facilitate Eidos’ entering into a direct supply agreement with such Third Party Manufacturing provider of the Reversion Product(s) (in each case assuming Bayer is then obtaining supply of Reversion Products from a Third Party Manufacturing provider) and (ii) to the extent Bayer or its Affiliate is producing its own supply of the Reversion Products, use Commercially Reasonable Efforts to supply such bulk finished Reversion Product, as applicable, to Eidos for a reasonable period (not to exceed [***]) to enable Eidos to establish an alternate, validated source of supply for the applicable Reversion Products. The cost to Eidos for such supply shall be [***]. Without limiting the foregoing, in either case Eidos shall additionally have the right to as promptly as practicable have Bayer commence the transfer of the Manufacturing process for such Reversion Product(s) (to the extent it deviates from the Manufacturing process for Licensed Product Exploited by Eidos and its Sublicensees outside the Licensed Territory) to Eidos or its designee.

(i) Ongoing Bayer Commercialization. If Bayer is Commercializing any Reversion Products as of the applicable effective date of termination, then [***] until such time as all Regulatory Approvals with respect to such Reversion Products in such country have been assigned and transferred to Eidos.

(j) Program Transfer Agreement. In connection with the termination of this Agreement other than by Bayer pursuant to Section 13.3(a), and to facilitate the reversion of the Reversion Products the Parties will use good faith efforts to negotiate a written agreement (the “Program Transition Agreement”) that will memorialize the rights, obligations and intent set forth in this Section 13.4.

13.5 Alternative Remedy instead of Bayer Termination for Cause. In lieu of terminating this Agreement, if Bayer has the right to terminate this Agreement pursuant to Section 13.3(a) for a breach of [***] (“Termination for Cause”), Bayer may in its discretion exercise the alternative remedy as set forth below in this Section 13.5 and give notice to Eidos accordingly. For the avoidance of doubt, if Bayer exercises such alternative remedy, all rights and obligations of Eidos under this Agreement shall continue unaffected, subject to the conditions set forth in this Section:

(a) Bayer shall retain all of its licenses and other rights granted under this Agreement, subject to all of its payment and other obligations; except that the applicable milestone payments and royalties payable thereafter payable under Article 8 shall be reduced by [***].

(b) The JSC shall dissolve immediately upon notice from Bayer to Eidos that Bayer will exercise their alternative remedy.

(c) Confidential Information provided by Bayer to Eidos pursuant to this Agreement will be promptly returned to Bayer or destroyed, and the Parties shall no longer be obligated to provide information on Development activities in accordance with Article 3 and Commercialization activities in accordance with Article 5 to the other Party, provided that Bayer shall disclose such information as required by [***] and by the entitled Persons under the Funding Agreements either to Eidos or directly to [***] or such entitled Persons so as to allow Eidos to comply with its obligations thereunder.

(d) If Bayer exercises this alternative remedy, [***].

13.6 Additional Effects of Expiration. Upon expiration of this Agreement in a particular country pursuant to Section 13.1, Bayer shall have a fully paid-up, perpetual, irrevocable, [***] license (including the right to grant sublicenses without the conditions set forth in Section 7.3) in the Field in such country under the Eidos Technology to Exploit the Compound or Licensed Product(s).

13.7 Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

13.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Eidos and Bayer are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.

13.9 Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement or which by their very nature are intended to survive termination, including Sections 7.2(b)(ii) (Eidos Retained Rights; License to Eidos), 9.1 (Ownership), 10.1(d) (No Debarment), 13.4 (Effects of Termination of the Agreement), 13.6 (Additional Effects of Expiration), 13.7 (Other Remedies), 13.8 (Rights in Bankruptcy), 13.9 (Survival) and Article 1 (Definitions, but only to the extent necessary to interpret the Agreement), Article 8 (Financials, but only with respect to any payments accrued thereunder prior to expiration or termination of the Agreement), Article 11 (Indemnification), Article 12 (Confidentiality), Article 14 (Dispute Resolution), and Article 15 (Miscellaneous). For any surviving provisions requiring action or decision by the JSC, each Party shall appoint representatives to act as its JSC members. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

Article 14

DISPUTE RESOLUTION

14.1 Disputes. Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the Executive Officers, who shall meet within [***] (in person, by means of telephone conference, videoconference or other means of communications) for good faith negotiations attempting to resolve the dispute (subject only to, in the case of Bayer, approval of the applicable management board, if required). All such discussions shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

14.2 Arbitration. Except as otherwise expressly set forth in this Agreement, if the Executive Officers fail to resolve a dispute within [***] after the date on which the dispute is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then it shall be finally settled by arbitration in accordance with [***] was in force at the time when initiating the arbitration (“Rules”). The tribunal shall consist of three (3) arbitrators. The place of arbitration shall be [***] and the arbitration shall be governed by the laws of [***]. The language to be used shall be English. Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with an English translation. [***] shall apply on any evidence to be taken up in the arbitration.

(a) Arbitrators.

(i) Each Party shall nominate one (1) arbitrator who shall have experience in the pharmaceutical or biotechnology industries or have experience resolving disputes in such industries, and each of whom shall be impartial and independent. Should the claimant fail to appoint an arbitrator in the request for arbitration within [***] of being requested to do so, or if the respondent should fail to appoint an arbitrator in its answer to the request for arbitration within [***] of being requested to do so, the other Party shall request [***] to make such appointment.

(ii) The arbitrators nominated by the Parties shall, within [***] from the appointment of the arbitrator nominated in the answer to the request for arbitration, and after consultation with the Parties, agree and appoint a third (3rd) arbitrator, who shall act as a chairman of the three (3) arbitrator committee (the “Arbitral Tribunal”). Should such procedure not result in an appointment within the [***] time period set forth in Section 14.2(a)(i), either Party shall be free to request [***] to appoint the third (3rd) arbitrator.

(iii) Where there is more than one (1) claimant or more than one (1) respondent, the multiple claimants or respondents shall jointly appoint one (1) arbitrator.

(iv) If any Party-appointed arbitrator or the third (3rd) arbitrator resigns or ceases to be able to act, a replacement shall be appointed in accordance with the arrangements provided for in this clause.

(b) Decisions; Timing of Decisions.

(i) The arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated, within no later than [***] from the date on which the arbitrators were appointed to resolve the dispute. A transcript of the evidence adduced at the arbitration hearing shall be made and, upon request, shall be made available to each Party.

(ii) The time periods set forth in the Rules shall be followed; provided however that the arbitrators may modify such time periods as reasonably necessary to render a written opinion in accordance with this Section 14.2(b).

(iii) The Arbitral Tribunal is empowered to award any remedy allowed by Applicable Law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.

(iv) In the event that any issue shall arise which is not clearly provided for in this Section 14.2(b), the matter shall be resolved in accordance with the Rules.

(v) The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrators, or, in the absence of such determination, each Party will pay its own expenses.

14.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

14.4 Award. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14, promptly pay such award, and agrees that, subject to the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in the Federal District Court for the State of New York and that other courts may award full faith and credit to such judgment in order to enforce such award.

14.5 Injunctive Relief; Remedy for Breach of Exclusivity. Nothing in this Article 14 shall preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Therefore, in addition to its rights and remedies otherwise available at law, including the recovery of damages for breach of this Agreement, such non-breaching Party shall be entitled to seek (a) equitable relief including both interim and permanent restraining orders and injunctions, and (b) such other and further equitable relief as the court may deem proper under the circumstances. For the avoidance of doubt, nothing in this Section 14.5 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.3.

14.6 Confidentiality. The arbitration proceeding shall be confidential, and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

14.7 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

14.8 Jurisdiction. For the purposes of this Article 14, the Parties acknowledge their diversity (Bayer having a principal place of business in Basel, Switzerland, E-Therapeutics having its principal place of business in the State of California, U.S.A., BBI having its principal place of business in Zurich, Switzerland and BBE having its principal place of business in Amsterdam, The Netherlands), and except as provided in Section 14.9, agree to accept the jurisdiction of [***] for the purposes of enforcing or appealing any awards entered pursuant to this Article 14 and for enforcing the agreements reflected in this Article 14 and agree not to commence any action, suit or proceeding related thereto except in such courts.

14.9 Patent and Trademark Disputes. Notwithstanding Section 14.2, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent covering the manufacture, use, importation, offer for sale or sale of Licensed Products or Licensed Product Trademark shall be submitted to a court of competent jurisdiction in the country in which such Patent or Licensed Product Trademark rights were granted or arose.

Article 15

MISCELLANEOUS

15.1 Entire Agreement; Amendment. This Agreement, including the Exhibits (including the Supply Agreement) and Schedules hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, whether written or oral and including that certain Confidentiality Disclosure Agreement by and between BridgeBio Pharma, Inc. and Bayer, effective as of [***], as amended and extended, but provided that all “Confidential Information” disclosed or received by Eidos or Bayer thereunder shall be deemed “Confidential Information” disclosed or received by such Party under this Agreement (to the extent that the requirements of the definition of “Confidential Information” in Section 1.48 are fulfilled) and shall be subject to the terms and conditions of this Agreement. In the event of any inconsistency between any Exhibits or Schedules to this Agreement, the terms of this Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as specifically set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party that are not avoidable, potentially including requisition by any Governmental Authority, the effect of any statute, ordinance or governmental order or regulation, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, failure of public utilities, common carriers or supplies, lockouts or other labor disturbances, fire, earthquakes, storm, floods, pandemics or other acts of God (provided that such failure or delay could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and resume performance of its obligations hereunder.

15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, shall be sent by internationally-recognized next or second Business Day delivery or by registered or certified mail, postage prepaid, return receipt requested, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3 (with a courtesy copy sent by email, which shall not constitute notice), such notice shall be deemed to have been given for all purposes when delivered. This Section 15.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Eidos:

Eidos Therapeutics, Inc.
1800 Owens Street
Suite C-1100

San Francisco, California 94158
U.S.A.
Attn: Legal Department

Email: [***]

If to Bayer:

Bayer Consumer Care AG

Peter Merian-Strasse 84

4052 Basel

Switzerland

Attn: [***]

15.4 Joint Liability of Eidos. With respect to any obligations or liabilities relating to the performance of this Agreement, whether contractually or otherwise, E-Therapeutics, BBI and BBE shall be jointly and severally liable towards Bayer. With respect to any claims relating to the performance of this Agreement, whether contractually or otherwise, E-Therapeutics, BBI and BBE shall only be entitled to jointly assert such claims, acting through E-Therapeutics as authorized representative for Eidos as a whole. All material and procedural rights, to which Bayer may be entitled as regards to a claim against E-Therapeutics, BBI or BBE shall also exist adverse to the other Parties that are collectively forming Eidos.

15.5 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.6 Assignment.

(a) Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party; provided that either Party may assign or transfer this Agreement without the other Party’s consent (but with written notice to the other Party promptly following such assignment or transfer) to an Affiliate or to a successor to all or substantially all of the business or assets to which this Agreement relates, whether by merger, sale of stock, sale of assets, reorganization, consolidation, royalty factoring or other similar transaction or series of transactions, so long as the assigning Party is not relieved of any obligation accrued hereunder prior to such assignment and such assignment is a Qualified Assignment. For the purposes of this Agreement, a “Qualified Assignment” means any transaction that:

(i) is made in compliance with Applicable Law;

(ii) includes the assignee’s written acknowledgement of and agreement to all of the assigning Party’s obligations under the Agreement;

(iii) is made to an assignee that is, and will be after giving effect to the relevant assignment, Solvent;

For purposes of this Section 15.6, “Solvent” means, with respect to any Person as of any date of determination, that as of such date, (i) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (ii) such Person is able to pay all liabilities of such Person as such liabilities mature and (iii) such Person does not have unreasonably small capital (taking into account such Person’s obligations hereunder). In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represent the amount that can reasonably be expected to become an actual or matured liability. In computing the value of the assets of a Person, the value shall be determined in the context of current facts and circumstances affecting such Person.

(iv) is made to an assignee that is not subject at the time of such assignment to any order, decree or petition providing for (i) the winding-up or liquidation of such Person, (ii) the appointment of a receiver over the whole or part of the assets of such Person or (iii) the bankruptcy or administration of such Person;

(v) is not a voidable fraudulent conveyance; and

(vi) is made to an assignee that is at the time of such assignment not debarred under 21 U.S.C. §30 or under investigation or threatened to be debarred under 21 U.S.C. §30.

(b) Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.6 shall be null, void and of no legal effect.

(c) Securitization Transaction. Notwithstanding anything to the contrary in Section 15.6(a) or elsewhere in this Agreement, Eidos may assign to a Third Party its right to receive all or any portion of the milestone payments, sales milestone payments or royalty payments owed under Article 8 (such assignment, a “Securitization Transaction”) after notifying Bayer. Further, in connection with a contemplated Securitization Transaction, Eidos may disclose to such Third Party [***], without the prior written consent of Bayer, to the extent reasonably necessary to enable such Third Party to evaluate the Securitization Transaction opportunity (provided that such Third Party is (i) not a pharmaceutical or biotechnology company and (ii) under obligations of confidentiality and non-use with respect to such Confidential Information that are no less stringent than the terms of Article 12 [***], and to allow such Third Party to exercise its rights under this Section 15.6(c). As part of any consummated Securitization Transaction, Eidos may assign to such Third Party Eidos’ rights to receive royalty reports, to conduct audits under Section 8.11 and to enforce the payment obligations so assigned; provided that such Third Party is (A) is not a pharmaceutical or biotechnology company and (B) is under obligations of confidentiality and non-use with respect to such Confidential Information that are no less stringent than the terms of Article 12 [***]; provided, further that Eidos shall ensure that the assignment of its audit right under Section 8.11 will not result in more than [***] audit in a Calendar Year or in more than one audit relating to one audited period.

(d) Notwithstanding the foregoing, including the covenant pursuant to Section 10.3(c), in the event that either Party is acquired in a Change of Control, the Patents and Know-How held by or discovered, generated, invented, made, conceived or reduced to practice by the acquirer prior to or after such Change of Control [***].

15.7 Further Actions. Each Party agrees to execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) such further instruments, and to do (or cause to be done) all such other acts, as may be necessary or appropriate or as the other Party may reasonably request in order to carry out the purposes and intent of this Agreement.

15.8 Compliance with Applicable Law.

(a) Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement, including, as applicable, cGMP, GCP, and GLP standards and anti-corruption laws. Anti-corruption laws include laws concerning bribery, money laundering, or corrupt practices or which in any manner prohibit the giving of anything of value to any official, agent, or employee of any government, political party, or public international organization, candidate for public office, health care professional, or to any officer, director, employee, or representative of any other organization specifically including the U.S. Foreign Corrupt Practices Act, and the UK Bribery Act, in each case, in connection with the activities conducted pursuant to this Agreement. Each Party shall take no action that would cause the other Party to be in violation of anti-corruption laws. Further, each Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of anti-corruption laws in connection with the performance of this Agreement.

(b) Neither Eidos nor any employee of Eidos, or any other Person acting on behalf of Eidos, as the case may be, shall perform services with respect to Eidos’ obligations pursuant to this Agreement, if it is debarred by any Regulatory Authority (including the FDA pursuant to its authority under Sections 306(a) and (b) of the FDCA) or if it becomes and as long as it remains the subject of any investigation or proceeding which may result in debarment by any Regulatory Authority and Eidos shall promptly inform Bayer of any such case.

15.9 Data Privacy.

(a) General aspects.

(i) Each Party shall comply with their respective obligations under applicable data privacy Laws such as the General Data Protection Regulation EU 2016/679 (“GDPR”), the GDPR as enacted into United Kingdom law by virtue of section 3 of the United Kingdom's European Union (Withdrawal) Act 2018 and the UK Data Protection Act 2018 (“UK GDPR”), the Swiss Federal Act on Data Protection (FADP) of 25 September 2020 (SR 235.1) and the U.S. HIPAA Privacy Rule (45 CFR Part 160 and Subparts A and E of Part 164).

(ii) Data privacy related terms shall have the meaning as defined in Art. 4 GDPR if not otherwise defined in this Agreement.

(iii) In the context of this Agreement, a Party may need to transfer human biological samples (including any derivatives or progeny thereof like cell lines) including information regarding the origin, pathology or integrity of such samples or other Development related data (including information about health) on an individual person level to the respective other Party. Such data and human biological samples, or the results of analyses of said human biological samples, as well as any other data (including from Clinical Trials) may qualify as

“personal data” within the meaning of Art. 4 GDPR (such data qualifying as “personal data” hereinafter the “Human Data”).

(b) Privacy obligations of Disclosing Party.

(i) Where a Party discloses Human Data to the respective other Party, the disclosing Party is responsible to ensure meeting all conditions that are legally required to allow this disclosure for purposes of this Agreement (including medical and diagnostic Development purposes). This may include e.g., ensuring that respective data subjects have given and not withdrawn their consents, or anonymizing or de-identifying Human Data prior to disclosure (examples not exhaustive).

(ii) International transfer of Human Data. In case a transfer of Human Data from Bayer to Eidos is required, the Parties hereby enter by reference the standard contractual clauses (module 1) published in the Commission Implementing Decision (EU) 2021/914 of 4 June 2021 on standard contractual clauses for the transfer of personal data to third countries pursuant to Regulation (EU) 2016/679 (“SCC”), as may be amended by the European Commission from time to time.

(A) In the event that the SCCs are amended, such updated versions of the standard contractual clauses shall automatically become part of this Agreement and replace the current set of standard contractual clauses effective as of the end of the transition period for implementation of the new requirements or, in case there is no such transition period, as of the effective date of the relevant decision of the European Commission.

(B) In the event that a change in applicable data protection laws requires a different transfer mechanism than standard contractual clauses or that the European Commission agrees on amended standard contractual clauses which require other specifications than the ones provided in this section, Bayer and Eidos shall cooperate in good faith to implement a different transfer mechanism or, respectively, amend the existing specifications prior to the effective date of the change in applicable data protection law.

(C) Transfer from Switzerland. For transfer of Human Data falling under the Swiss Federal Act on Data Protection (FADP) of 25 September 2020 (SR 235.1), the Parties agree on adopting the GDPR standards. Provisions of the SCCs shall be interpreted in the light of the FADP.

In Accordance with SCC Clause 13, the competent supervisory authority for Switzerland is: Eidgenössischer Datenschutz- und Öffentlichkeitsbeauftragter, Feldeggweg 1, 3003 Bern, Switzerland.

For the purposes of the SCC Clause 17 and 18(b), the term “EU Member State in which the data exporter is established” means the Member State where the data exporter from Switzerland has appointed a representative pursuant to Article 27(1) GDPR.

For the purposes of the SCC Clause 18(c), the term “Member State” shall not be interpreted in such a way to exclude data subjects in Switzerland from the possibility of suing for their rights in their place of habitual residence (Switzerland). Therefore, the term “courts of Member State” includes Swiss Courts.

(D) Specifications required within the main body of the SCCs: From the standard contractual clauses (module 1), clause 7 (Docking clause) shall be deleted; the optional part of Clause 11 (Redress) is included; for option 1 of Clause 17 (Governing law) and for clause 18 (Choice of forum and jurisdiction), Germany shall be the member state to specified.

(E) Specifications as required by ANNEX I of the standard contractual clauses (module 1):

(iii) List of Parties.

• Data exporter: [***], on behalf of itself and of any of its Affiliates which make use of the services under this Agreement and who each are entitled to enforce the clauses as independent Controllers.

• Data exporter’s contact person: Bayer signatories of this Agreement.

• Data exporter’s role: Controller.

• Data exporter’s activities relevant to the transfer: [***]

• Data importer: Eidos as specified in this Agreement.

• Data importer’s contact person: Eidos’ signatories of this Agreement.

• Data importer’s activities relevant to the transfer: [***]

• Data importer’s role: Controller.

(iv) Description of Transfer.

• Categories of data subjects: [***]

• Categories of data: [***]

• Special categories of data: [***]

• Frequency of transfer: One-time-transfer after Effective Date; further transfers in case of future Clinical Trials.

• Nature of processing: [***]

• Purpose of processing: [***]

• Retention period: [***]

(v) Competent Supervisory Authority.

Die Landesbeauftragte für den Datenschutz Nordrhein-Westfalen, Kavalleriestraße 2-4, 40213 Düsseldorf, Germany

(A) Specifications as required by ANNEX II of the standard contractual clauses:

Purpose limitation: Data importer shall process personal only for purposes described in this Agreement and in compliance with any potential purpose limitations that may apply, for example, due to specifications within the informed consent provided by data subjects. The purpose limitation also applies to any subsequent use of personal data, including disclosing of personal data to third parties.

Data quality and proportionality: Personal data must be accurate and, where necessary, kept up to date. The personal data must be adequate, relevant and not excessive in relation to the purposes for which they are transferred and further processed.

Security and confidentiality: Technical and organizational security measures shall be taken by Eidos that are appropriate to the risks, such as against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, presented by the processing. This shall include:

• Organizational controls to ensure a controlled environment, such as [***]

• Physical access controls to prevent unauthorized persons from gaining access to data processing facilities and devices, such as [***]

• System access controls to prevent data processing systems from being used without authorization, such [***].

• Data access controls to ensure that only authorized persons can access personal data, such as [***].

• Disclosure and input controls to ensure that personal data cannot be read, copied, altered or removed without authorization.

• Availability and resilience controls to ensure that personal data are protected against destruction or loss.

For sensitive personal data (i.e., special categories of personal data according to Art. 9 GDPR), the data importer shall take additional measures (e.g., relating to security) as are necessary to protect sensitive personal data, e.g., encryption of data in transit and data at rest.

Data used for marketing purposes (if applicable under this Agreement): Where data are processed for the purposes of direct marketing, effective procedures should exist allowing the data subject at any time to “opt-out” from having his data used for such purposes.

Automated decisions (if applicable under this Agreement): For purposes hereof, “automated decision” shall mean a decision which produces legal effects concerning a data subject or significantly affects a data subject and which is based solely on automated processing of personal data intended to evaluate certain personal aspects relating to him, such as his performance at work, creditworthiness, reliability, conduct, etc. The data importer shall not make any automated decisions concerning data subjects, except when such decisions are made by the data importer in entering into or performing a contract with the data subject, and the data subject is given an opportunity to discuss the results of a relevant automated decision with a representative of the Parties making such decision or otherwise to make representations to that Parties.

(B) Additional data transfer safeguards: Data importer is prohibited from providing personal data or access to personal data to public authorities based on non-compulsory, voluntary requests. Data importer confirms that, based on the nature of the data subject of this Agreement, it is unlikely that any Governmental Authority would request access to the data. Data importer confirms that in the last [***], there had been no such requests from Governmental Authorities.

In case Data exporter transfers Human Data in a pseudonymized manner to Data importer, Data exporter shall store the pseudonymization keys (if available to the Data exporter) only within the European Economic Area (EEA) or within a country for which the European Commission has decided that it ensures an adequate level of protection.

(C) Transfer from United Kingdom. For transfer of Human Data falling under the UK GDPR, the Parties agree to comply with the International Data Transfer Agreement issued by the UK Information Commissioner’s Office, in force as of 21 March 2022 (“UK IDTA”) which is hereby incorporated by reference and completed as follows:

(i) For the purposes of Part 1 of the UK IDTA:

Table 1: the start date is the Execution Date of the Agreement, the “exporter” is Bayer and the “importer” is Eidos, the table is deemed to be completed with the information set out in ANNEX 1 of the standard contractual clause (module 1) as set out under this Agreement, and by signing this Agreement, the Parties are deemed to have signed the UK IDTA.

Table 2: the country’s law and primary place of legal claims is England and Wales. The exporter is a controller and the importer is a processor; the UK GDPR applies to the importer’s processing of transferred data; this Agreement is the linked agreement; the importer may process transferred data for the duration of this Agreement; the Parties cannot end the UK IDTA before the end of the term, unless there is a breach of the UK IDTA or the Parties agree in writing; the exporter may end the UK IDTA when the approved UK IDTA changes; the importer may make further transfers of the transferred data. The Parties must review the security requirements each time there is a change to the underlying data transfer.

Table 3: The types of transferred data and the purposes of the transfer are provided in ANNEX I of the standard contractual clauses as set out under this Agreement and the purposes will update automatically if the information is updated in the linked agreement.

Table 4: the list of security measures is set out in Annex II of the standard contractual clauses as set out under this Agreement and the security requirements will update automatically if the information is updated in the Agreement.

For the purpose of Part 2 and Part 3 of the UK IDTA, no extra protection clauses or commercial clauses are agreed besides the UK IDTA and the Agreement.

(c) The Party disclosing Human Data to the other Party shall do so only encrypted or via secure communication channels.

15.10 Privacy obligations of Receiving Party.

(a) The Party receiving Human Data from the respective other Party may only use those as required for purposes of this Agreement.

(b) Receiving Party is responsible to meet applicable privacy Laws when using received Human Data which qualifies as personal data; receiving Party is in this respect a controller as defined in the GDPR.

(c) Receiving Party shall refrain from any attempt to identify the donor or data subject of the Human Data. This includes that Human Data shall not be supplemented or combined with any information which de-facto allows for a re-identification.

(d) Receiving Party shall implement appropriate technical and organizational measures to protect the Human Data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and which provide a level of security appropriate to the risk represented by the processing and the nature of the data to be protected. This includes restricting access to Human Data to a need-to-know level.

(e) Receiving Party shall notify the disclosing Party without undue delay in the event that receiving Party becomes aware of a breach of applicable data privacy laws in the context of activities related to the Agreement.

15.11 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Schedules or Exhibits mean the particular Articles, Sections, or Schedules Exhibits to this Agreement and references to this Agreement include all Exhibits and Schedules hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits and Schedules); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise and that consents not be unreasonably withheld, delayed or conditioned; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) unless expressly stated, dollar amounts set forth herein are U.S. dollars. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

15.12 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

15.13 No Waiver. Any failure or delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time. No waiver shall be effective unless it has been given in writing and signed by any authorized representative of the Party giving such waiver.

15.14 Affiliates. Except to the extent expressly stated otherwise in this Agreement, each Party may perform, at such Party’s exclusive option, its obligations hereunder itself or through one or more Affiliates, and Bayer may perform its obligations, and exercise its rights, under this Agreement itself or through any other Bayer Party or Third Party contractor. Neither Party shall permit any of its Affiliates or permitted Third Party contractors to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly. The Party so acting through its Affiliate(s) shall remain liable for the due fulfilment of its obligations by, and for any breach, act or omission of, such Affiliate(s).

15.15 Relationship of Parties. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied Third Party beneficiaries hereunder (except for Eidos Indemnitees and Bayer Indemnitees for purposes of Article 11).

15.16 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered shall be deemed to be original signatures, shall be valid and binding upon the Parties, and, upon delivery, shall constitute due execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective duly authorized representatives as of the Execution Date.

Eidos Therapeutics, Inc. Bayer CONSUMER CARE AG

By: /s/ Neil Kumar By: /s/ Pascal Bürgin

Name: Neil Kumar Name: Pascal Bürgin

Title: Chief Executive Officer Title: Head of Law, Patents and Compliance Switzerland

By: /s/ Ernst Coppens

Name: Ernst Coppens

Title: Senior Bayer Representative Switzerland

BRIDGEBIO INTERNATIONAL GMBH BRIDGEBIO EUROPE B.V.

By: /s/ Hassan Samir Jaroudi By: /s/ Hassan Samir Jaroudi

Name: Hassan Samir Jaroudi Name: Hassan Samir Jaroudi

Title: Chairman of the Management Title: Director A

By: /s/ Giuseppe Codonesu

Name: Giuseppe Codonesu

Title: Director B